UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12
HARRIS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
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HARRIS CORPORATION
1025 West NASA Boulevard
Melbourne, Florida 32919
September 18, 2006
Dear Fellow Shareholder:
      You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Harris Corporation. The meeting will be held at the Harris Customer Briefing Center located at 1025 West NASA Boulevard in Melbourne, Florida, on Friday, October 27, 2006, starting at 10:00 a.m., local time.
      The accompanying Notice of the Annual Meeting and Proxy Statement describe the matters to be acted on at the meeting, which include:

•	election of four directors for three-year terms expiring in 2009;

•	ratification of the appointment of our independent registered public accountants for fiscal year 2007; and

•	the transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.
      Your Board of Directors unanimously believes that the election of its nominees for directors and the ratification of the appointment of independent registered public accountants are in the best interests of Harris and its shareholders. Accordingly, your Board of Directors recommends a vote FOR the election of its nominees for directors and FOR the ratification of the appointment of Ernst & Young LLP as Harris’ independent registered public accountants for fiscal year 2007. These matters are discussed in greater detail in the accompanying Proxy Statement.
      Following the voting, I will report on our operations and future plans. There will also be an open discussion period during which your questions and comments will be welcome.
      The attendance of shareholders at our annual meetings has been helpful in maintaining communication and understanding. We hope you will be able to join us. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. You can ensure that your shares are represented at the meeting by voting over the Internet, by telephone or by using a traditional proxy card. Instructions for these convenient ways to vote are set forth on the enclosed voting instruction card.

Cordially,

Howard L. Lance
Chairman, President and
Chief Executive Officer
YOUR VOTE IS IMPORTANT. PLEASE VOTE BY TELEPHONE OR OVER THE INTERNET OR COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

HARRIS CORPORATION
1025 West NASA Boulevard
Melbourne, Florida 32919

Notice of 2006
Annual Meeting of Shareholders
to be held on October 27, 2006

TO THE HOLDERS OF COMMON STOCK
OF HARRIS CORPORATION:
      NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Shareholders of Harris Corporation will be held at Harris Corporation’s Customer Briefing Center located at 1025 West NASA Boulevard, Melbourne, Florida, on Friday, October 27, 2006, at 10:00 a.m., local time, for the following purposes:

1.	to elect four directors for three-year terms expiring at the 2009 Annual Meeting of Shareholders;

2.	to ratify the appointment by the Audit Committee of Ernst & Young LLP as Harris’ independent registered public accountants for fiscal year 2007; and

3.	to consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
      Only holders of common stock of record at the close of business on September 1, 2006 are entitled to notice of and to vote at the Annual Meeting and all adjournments or postponements thereof.

By Order of the Board of Directors
Scott T. Mikuen
Vice President — Associate
General Counsel and
Corporate Secretary
Melbourne, Florida
September 18, 2006
IMPORTANT NOTICE
Your vote is important. If you do not expect to attend the Annual Meeting of Shareholders or if you plan to attend but wish to vote by proxy, please vote over the Internet or by telephone or by completing, signing, dating and promptly mailing the enclosed proxy card for which a return envelope is provided.

HARRIS CORPORATION
2006 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

Proxy Statement
for
2006 Annual Meeting of Shareholders
to be held on October 27, 2006

GENERAL INFORMATION ABOUT THE MEETING
Why am I receiving this
proxy statement?
      We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harris Corporation (which we refer to as “Harris,” “we,” “our” or “us”) for use at the 2006 Annual Meeting of Shareholders to be held on October 27, 2006, and at any adjournments or postponements thereof.
      On September 18, 2006, we commenced mailing and made available electronically to our shareholders: (1) this proxy statement, (2) the accompanying proxy card and voting instructions, and (3) a copy of our 2006 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended June 30, 2006.
What is a proxy?
      A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation is also called a proxy.
What is a proxy statement?
      This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully.
What is the purpose of the meeting?
      The purpose of the 2006 Annual Meeting of Shareholders is to obtain shareholder action on the matters outlined in the notice of meeting included with this proxy statement. These matters include: the election of four directors for three-year terms expiring at the 2009 Annual Meeting of Shareholders and the ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accountants for fiscal year 2007. This proxy statement provides you with detailed information about each of these matters.
What is a record date and
who is entitled to vote at the meeting?
      The record date for the shareholders entitled to vote at the 2006 Annual Meeting is September 1, 2006. The record date was established by the Board as required by Delaware law. Owners of record of shares of Harris common stock at the close of business on the record date are entitled to receive notice of the 2006 Annual Meeting and to vote at the 2006 Annual Meeting and at any adjournments or postponements thereof. You may vote all shares that you owned on the record date.
How many shares can be voted and
what is a quorum?
      You are entitled to one vote for each share of Harris common stock that you own as of the close of business on September 1, 2006. Only our common stock has voting rights. On the record date, there were 134,214,960 shares outstanding and entitled to vote at the 2006 Annual Meeting and approximately 7,119 holders of record.
      A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the Annual Meeting. The attendance by proxy or in person of holders of a majority of the shares of common stock entitled to vote at the 2006 Annual Meeting, or 67,107,481 shares of common stock based on the record date of September 1, 2006, will constitute a quorum to hold the Annual Meeting. If you grant your proxy over the Internet, by telephone or by proxy card, your shares will be considered part of the quorum.
What different methods can I
use to vote?
      You have a choice of voting:
       • By telephone;
       • Over the Internet;
       • By mail; or
       • In person at the Annual Meeting.
      Even if you plan to attend the Annual Meeting, you may vote by telephone, over the Internet or by mail. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you hold your shares and the method you use to vote, it is important that you follow the instructions that apply to your particular situation.
      If you vote over the Internet or by telephone, you should not return your proxy card.
What is the difference between
a “record owner” and an owner
holding shares in “street name”?
      If your shares are registered in your name, you are a “record holder.” You will be a record holder if you hold a stock certificate or if you have an account with our transfer agent, Mellon Investor Services LLC. If your shares are registered or held in the name of your broker or bank or other nominee, your shares are held in “street name” and you are considered the beneficial owner of such shares.
How do I vote if my shares are
held in my name?
Voting by telephone
      Voting by telephone is simple and fast. Call the toll-free telephone number on your proxy card and voting instruction form and listen for further directions. To respond to the questions, you must have a touch-tone phone and need to have your proxy/voting instruction card in hand. The telephone voting system allows you to verify that the system has properly recorded your vote. This vote will be counted immediately, and there is no need to send in your proxy card.
Voting over the Internet
      Voting over the Internet is also easy and fast. Read your proxy/voting instruction card and follow the directions. As with telephone voting, you will be able to confirm that the system has properly recorded your vote. This vote will be counted immediately, and there is no need to send in your proxy card.
Voting by mail
      If you are a shareholder of record, you can save Harris expense by voting by telephone or over the Internet. Alternatively, you can vote by mail by completing, signing, dating and mailing the enclosed proxy card in the postage-paid return envelope provided.
Voting in person at the meeting
      If you plan to attend the Annual Meeting, you can vote in person. To vote in person at the Annual Meeting, you will need to bring with you to the Annual Meeting proper personal identification and evidence of your share ownership.
How do I vote if my shares are
held in “street name”?
Voting by mail or telephone or over the Internet
      If your shares are held in the name of your broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote, and you should vote your shares using the method directed by your broker, bank or other nominee. A large number of banks and brokerage firms are participating in online voting programs. These programs provide eligible “street name” shareholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for shareholders whose banks or brokerage firms are participating in such programs.
Voting in person at the meeting
      If your shares are held in the name of your broker, bank or other nominee and if you plan to attend the Annual Meeting and to vote in person, you should contact your broker, bank or other nominee to obtain a broker’s proxy and bring it, together with proper personal identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting.

Can I revoke my proxy or change my vote?
      As long as your shares are registered in your name, you may revoke your proxy or change your vote at any time before the Annual Meeting. There are several ways you can do this:

•	By filing a written notice of revocation with our Corporate Secretary at Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919;

•	By duly signing and delivering a proxy that bears a later date;

•	By subsequently voting by telephone or over the Internet as described above; or

•	By attending the Annual Meeting and voting in person.
      If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy or change your vote.
What are my voting choices and
what is the required vote?
      By giving us your proxy, you authorize Harris management to vote your shares at the 2006 Annual Meeting or at any adjournments or postponements thereof in the manner you indicate.
Proposal 1: Election of Directors
      With respect to the proposal to elect four nominees for director, you may:

•	Vote “for” the election of all four of the nominees for director named in this proxy statement;

•	“Withhold” authority to vote for all four of the nominees; or

•	“Withhold” authority to vote for one or more of the nominees and vote “for” the remaining nominee or nominees.
      Our directors are elected by a plurality of the votes, which means that the four nominees receiving the greatest number of votes will be elected to serve as directors even if those nominees do not receive a majority of the votes cast. Non-voted shares and shares for which votes are withheld will not affect the outcome of the election of directors.

Proposal 2:	Ratification of the Appointment of Independent Registered Public Accountants
      With respect to the proposal to ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accountants for fiscal year 2007, you may:

•	Vote “for” ratification;

•	Vote “against” ratification; or

•	“Abstain” from voting on the proposal.
      The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of independent registered public accountants. Abstaining from voting on this matter will have the effect of a vote against ratification of the appointment of the independent registered public accountants.
What is the Harris Board’s voting recommendation?
      The Harris Board of Directors recommends that you vote your shares FOR the election of all four of its nominees for director and FOR the ratification of the appointment of Ernst & Young LLP as Harris’ independent registered public accountants for fiscal year 2007.
How do I vote shares held in
the Harris 401(k) Retirement Plan?
      If you are a participant in the Harris 401(k) Retirement Plan (“401(k) Plan”) and you own shares of Harris common stock through the 401(k) Plan, the proxy and instruction card sent to you also will serve as a voting instruction card to the trustee of the 401(k) Plan for all shares of our common stock you own through the 401(k) Plan. If you do not provide voting instructions for such shares, as directed by the terms of the 401(k) Plan, those shares will be voted by the trustee in the same proportion as the shares for which other participants have timely provided voting instructions.
How do I vote shares held in the Harris Dividend Reinvestment Plan?
      If you are a participant in the Harris Dividend Reinvestment Plan (“DRIP”) administered by Mellon Bank, N.A., your proxy card covers the Harris common stock held in your DRIP account. Mellon Bank, N.A., as the DRIP administrator, is the shareholder of record of our common stock owned through the DRIP and will not vote those shares unless you provide it with instructions, which you may do over the Internet, by telephone or by mail using your proxy card.
What happens if I return an
unmarked proxy card?
      If you return your proxy card with no votes marked, your shares will be voted as follows:

•	FOR the election of all four of the nominees for director named in this proxy statement; and

•	FOR the ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accountants for fiscal year 2007.
      With respect to other matters that may properly be brought before the Annual Meeting, your shares will be voted in the discretion of the proxy holders.
How are broker non-votes counted?
      It is possible for a proxy to indicate that some of the shares represented are not being voted with respect to certain proposals. This occurs, for example, when a broker, bank or other nominee does not have discretion under the New York Stock Exchange (“NYSE”) rules to vote on a matter without instructions from the beneficial owner of the shares and has not received such instructions. In these cases, non-voted shares will not be considered present and entitled to vote with respect to that matter, although they may be considered present and entitled to vote for other purposes and will be counted in determining the presence of a quorum. Accordingly, if a quorum is present at the meeting, non-voted shares concerning a particular proposal will not affect the outcome of that proposal. Under the current NYSE rules, brokers have discretionary voting power to vote without receiving voting instructions from the owner on “routine” matters, but not on “non-routine” matters. Routine matters include, among other things, the election of directors and the ratification of the appointment of independent registered public accountants. This means that if you hold your shares through a broker, bank or other nominee, and do not provide voting instructions by the tenth day before the Annual Meeting, the broker, bank or other nominee has the discretion to vote your shares.
What does it mean if I receive more
than one proxy card?
      If you receive more than one proxy card, it means you own shares in multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Mellon Investor Services LLC, which may be reached by telephone at 1-888-261-6777 or over the Internet at www.melloninvestor.com.
Who pays for the solicitation of proxies?
      We actively solicit proxy participation. We will bear the cost of soliciting proxies, including the cost of preparation, assembly, printing and mailing. In addition to this proxy statement, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders, and, upon request, we will reimburse them for their expenses. Our officers and employees may, by letter, telephone, electronic mail or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies. We have also hired Georgeson Shareholder Communications Inc., for a fee of $8,000 plus reimbursement of out-of-pocket expenses, to help solicit proxies. We will also reimburse brokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to our shareholders in accordance with the fee schedule approved by the NYSE.
May I access this year’s proxy statement and annual report over the Internet?
      This proxy statement and our 2006 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, are available by accessing the Investor Relations section of our website, at www.harris.com/investor-relations.html.

Webcast of the
Annual Meeting of Shareholders
      Our Annual Meeting will be webcast live on October 27, 2006. You may visit the Investor Relations section of our website at www.harris.com/investor-relations.html, to access the webcast of the Annual Meeting. The webcast will enable you to listen only. You will not be able to ask questions. An archived copy of the webcast also will be available on our website through November 24, 2006. The information contained on our website is not incorporated by reference into this proxy statement.
Who will tabulate and oversee the vote?
      Representatives of our transfer agent, Mellon Investor Services LLC, will tabulate and oversee the vote.
Where can I find the voting results
of the Annual Meeting?
      We intend to announce the preliminary voting results at the Annual Meeting and to publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2007, which we will file with the SEC and make available on our website at www.harris.com.
Two-for-One Stock Split
      On February 25, 2005, our Board approved a two-for-one stock split of our common stock. The stock split was effected in the form of a 100 percent stock dividend distributed on March 30, 2005 to shareholders of record on March 14, 2005 (the “Stock Split”). All references to share amounts, number of options and per share amounts in this proxy statement have been retroactively restated to reflect the effect of the Stock Split for all periods.

CORPORATE GOVERNANCE
PROPOSAL 1: ELECTION OF DIRECTORS — TERMS EXPIRING IN 2009
      Our Restated Certificate of Incorporation provides that our Board of Directors shall consist of not less than eight or more than thirteen directors, the exact number of directors to be determined from time to time by the Board of Directors. The authorized number of directors is presently fixed at eleven. Our Restated Certificate of Incorporation also classifies our Board of Directors into three classes of approximately equal size with three-year terms of office ending in different years.
      This year, the terms of Ms. Kenne and Messrs. Growcock, Rickard and Swienton expire at the 2006 Annual Meeting. Based upon the recommendation of our Corporate Governance Committee, Ms. Kenne and Messrs. Growcock, Rickard and Swienton have each been nominated by the Board for a new three-year term expiring at the Annual Meeting of Shareholders in 2009. The current terms of our other directors will expire at subsequent Annual Meetings of Shareholders in 2007 or 2008, as the case may be. In accordance with our Restated Certificate of Incorporation, a director holds office until the Annual Meeting of Shareholders for the year in which that director’s term expires, and until that director’s successor is elected and qualified, subject, however, to his or her prior death, resignation, retirement, disqualification or removal from office. Vacancies may be filled by the remaining directors.
      Proxies will be voted in favor of electing each of Ms. Kenne and Messrs. Growcock, Rickard and Swienton to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2009, unless otherwise specified in the proxy card or Internet or telephone voting instructions. Each of the nominees has consented to stand for election. If any nominee becomes unavailable for election, proxies voting for that nominee may be voted for a substitute nominee selected by our Board or, in lieu thereof, our Board may reduce the number of directors.
      None of our directors, including each of the nominees, is related to any other director, or to any executive officer of Harris or its subsidiaries, by blood, marriage or adoption.
      Biographical summaries of the nominees and of our continuing directors appear on subsequent pages, and data with respect to the number of shares of our common stock beneficially owned by them as of July 21, 2006 are set forth in the table on page 19.

NOMINEES FOR ELECTION —
TERMS EXPIRING IN 2009
Terry D. Growcock, 60, is Chairman and Chief Executive Officer of The Manitowoc Company, Inc., a diversified industrial manufacturer of cranes and foodservice equipment and a provider of ship building and ship repair services. He joined Manitowoc in 1994 as Executive Vice President and General Manager of Manitowoc Ice. He became President of Manitowoc Foodservice Group in 1995 and served in that capacity until his promotion to President, Chief Executive Officer and a member of the Board of Directors of The Manitowoc Company, Inc. in 1998. Mr. Growcock has also been Chairman of Manitowoc since October 2002. Prior to joining Manitowoc, Mr. Growcock served as Vice President and General Manager of Robertshaw Automotive, a subsidiary of Siebe plc.
Mr. Growcock has been a member of our Board of Directors since August 2005 and is a member of the Management Development and Compensation Committee.
In addition to being on the Manitowoc Board, Mr. Growcock is also a director of Bemis Manufacturing Company, Chairman of Wisconsin Manufacturers and Commerce, an advisory member of the Kelley School of Business at Indiana University and a director of the National Association of Manufacturers.
Leslie F. Kenne, Lieutenant General USAF (Ret.), 58, retired in September 2003 from the U.S. Air Force, where she had most recently been Deputy Chief of Staff for Warfighting Integration at Air Force headquarters in Washington, D.C. Previously, she commanded the Electronic Systems Center at Hanscom Air Force Base in Massachusetts. She also directed a number of major procurement programs, including the F-16 and Joint Strike Fighter programs. Following her retirement from the U.S. Air Force, Ms. Kenne became President of LK Associates, a private independent consulting firm.
Ms. Kenne has been a member of our Board of Directors since April 2004 and is Chairperson of the Business Conduct and Corporate Responsibility Committee and a member of the Corporate Governance Committee.
Ms. Kenne is also a director of EDO Corporation and Unisys Corporation.
David B. Rickard, 59, is Executive Vice President, Chief Financial Officer and Chief Administrative Officer of CVS Corporation and CVS Pharmacy, Inc., a retail drugstore chain. He has held this position since joining CVS in September 1999. Prior to joining CVS, he was Senior Vice President and Chief Financial Officer of RJR Nabisco Holdings Corporation from March 1997 to August 1999. Previously, he was Executive Vice President of International Distillers and Vintners Americas.
Mr. Rickard has been a member of our Board of Directors since October 2001 and is Chairperson of the Audit Committee and a member of the Finance Committee.
Gregory T. Swienton, 56, is Chairman and Chief Executive Officer of Ryder System, Inc., a logistics and transportation services company. He joined Ryder in June 1999 as President and Chief Operating Officer, and was named Chief Executive Officer in November 2000 and Chairman in May 2002. Prior to joining Ryder, he was Senior Vice President-Growth Initiatives of Burlington Northern Santa Fe Corporation (“BNSF”). He held senior positions with BNSF and the former Burlington Northern Railroad from 1994 to 1999, and various executive and management positions with DHL Worldwide Express from 1982 to 1994.
Mr. Swienton has been a member of our Board of Directors since February 2000 and is a member of the Audit Committee and the Finance Committee.
In addition to being on the Ryder board, he is also on the Board of Trustees of St. Thomas University in Miami, Florida.
Recommendation Regarding Proposal 1
     Our directors are elected by a plurality of the votes, which means that the four nominees receiving the greatest number of votes will be elected to serve as directors. Non-voted shares and shares for which votes are withheld will not affect the outcome of the election of directors.
      Our Board of Directors recommends that you vote FOR each of the nominees.

CURRENT DIRECTORS NOT UP FOR ELECTION
      Biographical summaries of our current directors whose terms continue to run until the 2007 or 2008 Annual Meeting of Shareholders appear below.
Terms Expiring in 2007
Howard L. Lance, 50, is our Chairman of the Board, President and Chief Executive Officer. Mr. Lance joined Harris in January 2003 as President and Chief Executive Officer and was appointed Chairman in June 2003. Prior to joining Harris, Mr. Lance was President of NCR Corporation, an information technology services provider, and Chief Operating Officer of its Retail and Financial Group from July 2001 until October 2002. Prior to joining NCR, he spent 17 years with Emerson Electric Company, an electronic products and systems company, where he held increasingly senior management positions with different divisions of the company. In 1999, Mr. Lance was named Executive Vice President with operating responsibility for its Electronics and Telecommunications businesses. Earlier, Mr. Lance held sales and marketing positions with the Scott-Fetzer Company and Caterpillar, Inc.
Mr. Lance has been a member of our Board of Directors since January 2003. He is Chairperson of the Finance Committee.
Mr. Lance is also a director of Eastman Chemical Company and serves on the Board of Trustees of the Aerospace Industries Association, the Manufacturers Alliance/MAPI, Inc., the Florida Council of 100, the United Way of Brevard County and the Florida Institute of Technology.
Thomas A. Dattilo, 55, is the former Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company, a company that specializes in the design, manufacture and sale of tires and tread rubber and related equipment.
He joined Cooper in January 1999 as President and Chief Operating Officer and was Chairman, President and Chief Executive Officer from April 2000 until August 2006. Prior to joining Cooper, he held senior positions with Dana Corporation. His last position with Dana was President of its sealing products group.
Mr. Dattilo has been a member of our Board of Directors since August 2001 and is a member of the Audit Committee and the Corporate Governance Committee.
He is past Chairman of the Rubber Manufacturers Association and past Chairman of the Board of Trustees of the Manufacturers Alliance.
Dr. James C. Stoffel, 60, is a retired Senior Vice President, Chief Technical Officer, and Director of Research and Development of Eastman Kodak Company, a film and digital imaging company. He held this position from 2000 to April 2005. He joined Kodak in 1997 as Vice President, Director Electronic Imaging Products Research and Development and became Director of Research and Engineering in 1998. Prior to joining Kodak, he was with Xerox Corporation where he began his career in 1972. His most recent position with Xerox was Vice President, Corporate Research and Technology.
Dr. Stoffel has been a member of our Board of Directors since August 2003 and is a member of the Business Conduct and Corporate Responsibility Committee and the Management Development and Compensation Committee.
Dr. Stoffel is also a trustee of the George Eastman House museum. He serves on the Advisory Board for Research and Graduate Studies at the University of Notre Dame and is Chairman of the Board of the Information Technologies Industries Association and a member of the advisory board of ASTRI, Hong Kong.

Terms Expiring In 2008
Lewis Hay III, 50, is Chairman, President and Chief Executive Officer of FPL Group, Inc., a public utility holding company, and is Chairman and Chief Executive Officer of Florida Power and Light Company. He joined FPL Group in 1999 as Vice President, Finance and Chief Financial Officer. From March 2000 until December 2001, he served as President of FPL Group’s non-utility power-generation subsidiary, FPL Energy, LLC. He was named President and Chief Executive Officer of FPL Group in June 2001, and he was named Chairman in January 2002.
Mr. Hay has been a member of our Board of Directors since February 2002 and is Chairperson of the Corporate Governance Committee and a member of the Audit Committee.
Mr. Hay is also a director of Capital One Financial Corporation, a member of the Board of Trustees of the University of Miami and a member of the Business Board of Advisors of the Tepper School of Business at Carnegie Mellon University.
Karen Katen, 57, is Vice Chairman, Pfizer Inc., a research-based, global pharmaceutical company, and Chairman of the Pfizer Foundation, the company’s philanthropic arm devoted to supporting healthcare access, education and community outreach initiatives around the world. Since joining Pfizer in 1974, Ms. Katen has held a series of management positions including most recently serving as the President of Pfizer Human Health, the company’s principal operating group.
Ms. Katen has been a member of our Board of Directors since December 1994 and is a member of the Business Conduct and Corporate Responsibility Committee and the Management Development and Compensation Committee.
Ms. Katen is also a director of General Motors Corporation. She is a board member and currently Chair-elect and Treasurer of the Pharmaceutical Research and Manufacturers Association of America, and board member of the National Alliance for Hispanic Health, Catalyst and RAND. She is a member of the Healthcare Leadership Council, is the Chairman of the U.S.-Japan Business Council and was an appointee to the 2003 U.S.-Japan Private Sector/Government Commission and the National Infrastructure Advisory Committee. Ms. Katen also is on the national board of trustees for the American Cancer Society Foundation and the board of trustees for the Economic Club of New York, is a trustee for the University of Chicago and is a council member of the Graduate School of Business at the University of Chicago.
Stephen P. Kaufman, 64, is retired Chairman and Chief Executive Officer of Arrow Electronics, Inc., a distributor of semiconductors, peripherals and components. He became President and Chief Operating Officer of Arrow in 1985, Chief Executive Officer in 1986, and Chairman in 1994. He retired as Chief Executive Officer in June 2000 and reassumed that position in June 2002 on an interim basis until September 2002. In January 2001 Mr. Kaufman was appointed a senior lecturer at the Harvard Business School. Prior to joining Arrow, he served in executive capacities with Midland-Ross Corporation.
Mr. Kaufman has been a member of our Board of Directors since December 1999 and is Chairperson of the Management Development and Compensation Committee and a member of the Corporate Governance Committee and the Finance Committee.
Mr. Kaufman is also a director of KLA-Tencor Corporation and Freescale Semiconductor Corporation.
Hansel E. Tookes II, 58, retired from Raytheon Company in December 2002. He joined Raytheon in September 1999 as President and Chief Operating Officer of its Raytheon Aircraft Company subsidiary, a commercial, military and regional aircraft manufacturing company. He was appointed Chief Executive Officer of Raytheon Aircraft Company in January 2000 and Chairman in August 2000. He became President of Raytheon International in May 2001. Prior to joining Raytheon in 1999, he served United Technologies Corporation as President of its Pratt & Whitney Large Military Engines Group since 1996. He joined United Technologies Corporation in 1980 and held a variety of senior leadership positions.
Mr. Tookes has been a member of our Board of Directors since April 2005 and is a member of the Business Conduct and Corporate Responsibility Committee.
Mr. Tookes is also a director of Ryder System, Inc., FPL Group, Inc., and Corning Incorporated, and is a member of the National Academies Aeronautics and Space Engineering Board.

ADDITIONAL INFORMATION CONCERNING OUR BOARD OF DIRECTORS
      Our business, property and affairs are managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with the Chairman and officers, by reviewing materials provided to them or requested by them, by visiting our offices and plants and by participating in meetings of the Board and its committees.
Corporate Governance Principles
      Our Board of Directors has long been focused on and committed to responsible and effective corporate governance. Our Board of Directors has previously adopted Corporate Governance Principles which trace their history to 1960 and which have evolved and been revised over time. Our Corporate Governance Committee is responsible for overseeing the Corporate Governance Principles and reporting and making recommendations to our Board concerning corporate governance matters. Our Corporate Governance Principles address matters including board composition, director independence, selection of Board nominees, Board membership criteria, director compensation, mandatory retirement, meetings, executive sessions of non-management directors, evaluation of the performance of the Chief Executive Officer, committees, succession planning, director responsibilities, orientation and continuing education, and self-evaluation of the Board and Board committees. A copy of our Corporate Governance Principles is attached as Appendix A to this proxy statement and is also available on the Corporate Governance section of our website at www.harris.com/harris/cg/.
Director Independence
      The NYSE listing standards and our Corporate Governance Principles require us to have a board of directors with at least a majority of independent directors. Our Board of Directors has, and has had for many years, a substantial majority of independent directors. Our Board has adopted Director Independence Standards to assist in the evaluation of the independence of each of our directors. A copy of our Director Independence Standards is attached as Appendix B to this proxy statement and is also available on the Corporate Governance section of our website at www.harris.com/harris/cg/. Based upon the NYSE listing standards and our Director Independence Standards, our Board has affirmatively determined in its business judgement that all of our directors (including each nominee for election), with the exception of Mr. Lance, our Chairman, President and Chief Executive Officer, are independent and have no material relationship with Harris other than as a director. The Board based these determinations primarily on a review of the responses of the directors to questions regarding each director’s commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships, and discussions with the directors and nominees.
Meetings and Attendance
      General. In fiscal 2006, our Board of Directors held six regular meetings and two special meetings, and the standing committees of our Board met a total of twenty times. Each director attended at least 75% of the meetings of the Board and of those committees of which he or she was a member except Ms. Katen. All of the directors attended an average of 93% of such meetings of the Board and committees on which they serve.
      Attendance at Annual Meetings of Shareholders. We typically schedule a Board meeting in conjunction with our Annual Meeting of Shareholders. In the absence of unavoidable conflict, all Board members are expected to attend the Annual Meeting of Shareholders. Nine of our eleven members of the Board of Directors, then in office, attended the 2005 Annual Meeting of Shareholders. The remaining two members were unable to attend because of the impact of a hurricane.
Executive Sessions of Outside Directors
      Our Board and its committees meet throughout the year on a set schedule and also hold special meetings and may act by written consent from time to time as appropriate. Board agendas for scheduled meetings also include regularly scheduled executive sessions of non-management directors. Our Board of Directors has implemented a system to annually rotate the Board member who chairs these executive sessions of non-management directors among the chairpersons of each of our standing committees, in alphabetical order by committee name (Audit, Business Conduct and Corporate Responsibility, Corporate Governance, etc.).
Board Committees and Committee Charters
      Currently our Board has five standing committees to assist in the discharge of its responsibilities. These are the Audit Committee, the Business Conduct and Corporate Responsibility Committee, the Corporate Governance Committee, the Finance Committee, and the Management Development and Compensation Committee. The written charter of each committee of our Board is available on the Corporate Governance section of our website at www.harris.com/harris/cg/. Copies of such charters and our Corporate Governance Principles are also available to shareholders free of charge upon written request to our Corporate Secretary at Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. The principal functions of each committee are described below.
Audit Committee
      The Audit Committee assists our Board in fulfilling its responsibilities to oversee, among other things:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	Our independent registered public accountants’ qualifications and independence; and

•	The performance of our independent registered public accountants and our internal audit function.
      The purposes and responsibilities of the Audit Committee also include the following:

•	Directly appointing, compensating, retaining, terminating and overseeing our independent registered public accountants;

•	Pre-approving, or adopting appropriate procedures to pre-approve, all audit services, internal control-related services and non-audit services to be provided by our independent registered public accountants;

•	Reviewing and discussing with our independent registered public accountants and our management any major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, and major issues concerning the adequacy of our internal controls and any special audit steps adopted in light of any material control deficiencies, and the effect of regulatory and accounting initiatives as well as off-balance sheet structures on our financial statements;

•	Reviewing and discussing our earnings press releases and the types of financial information and guidance provided, and the types of presentations made, to analysts and rating agencies; and

•	Reviewing and discussing with our independent registered public accountants and our management quarterly and year-end operating results, reviewing our interim financial statements prior to their inclusion in Form 10-Q filings, and recommending to our Board of Directors the inclusion of our financial statements in our Annual Report on Form 10-K.
      A more detailed discussion of the Audit Committee’s duties and responsibilities is contained in the Audit Committee Charter which was adopted by our Board. A copy of this Charter is attached as Appendix C to this proxy statement and is also available on the Corporate Governance section of our website at www.harris.com/harris/cg/.
      Our Board of Directors has determined in its business judgment that each member of the Audit Committee is independent within the meaning of the NYSE listing standards, the Sarbanes-Oxley Act of 2002 and related SEC rules and our Director Independence Standards.
      Our Board has also determined in its business judgment that each of the members of the Audit Committee satisfies the “financial literacy” requirements of the NYSE and has “accounting or related financial management expertise” and that David B. Rickard satisfies the “audit committee financial expert” criteria as that term is defined by regulation of the SEC and that he is independent of Harris.
      The Audit Committee held nine meetings during the past fiscal year, including meeting regularly with Ernst & Young LLP and the internal auditors, both privately and with management present.
Business Conduct and Corporate Responsibility Committee
      The purposes and responsibilities of the Business Conduct and Corporate Responsibility Committee include the following:

•	Oversight of our business conduct program and compliance with sound ethical business practices and legal requirements in connection with our business;

•	Oversight of our policies, procedures and programs with respect to environmental, health and safety matters;

•	Reviewing our support of charitable, civic, educational and philanthropic contributions and activities; and

•	Reviewing and acting, as appropriate, concerning strategic issues and trends relating to corporate citizenship and responsibility, including social, political and public policy issues that may have an impact on our operations, financial performance or public image.
      The Business Conduct and Corporate Responsibility Committee held two meetings during the past fiscal year.
Corporate Governance Committee
      The purposes and responsibilities of the Corporate Governance Committee include the following:

•	Identifying individuals believed to be qualified to become Board members consistent with criteria approved by our Board, and recommending nominees to stand for election at annual meetings of shareholders or to fill vacancies;

•	Adopting a policy and procedure for consideration of candidates recommended by our shareholders;

•	Developing, implementing and overseeing our Corporate Governance Principles;

•	Developing, reviewing and recommending director compensation, perquisites and benefit plans;

•	Recommending committees of our Board and committee assignments;

•	Reviewing the functions of committees of our Board and recommending changes as deemed appropriate;

•	Setting meeting schedules for our Board and recommending meeting schedules for the Board’s committees; and

•	Facilitating our Board’s evaluation of its effectiveness.
      Our Board of Directors has determined in its business judgment that each member of the Corporate Governance Committee is independent under the rules of the NYSE and our Director Independence Standards. The Corporate Governance Committee held four meetings during the past fiscal year.
Finance Committee
      The Finance Committee is authorized to periodically review our financial position, capital structure, working capital, capital transactions, acquisitions and divestitures and financial and investment aspects of our benefit plans. The Finance Committee also reviews our dividend policy, capital asset plan and share repurchase policy and makes recommendations to the Board relating to such plan or policies. The Finance Committee held two meetings during the past fiscal year.
Management Development and
Compensation Committee
      The purposes and responsibilities of the Management Development and Compensation Committee include the following:

•	Reviewing and evaluating plans for our management training and development and organizational structure, and recommending to our Board for its approval individuals for election as executive officers and other corporate officers;

•	Overseeing and reviewing our overall compensation philosophy and establishing the compensation, perquisites and other benefits of our officers and management;

•	Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating his performance in light of those goals, and together with all independent directors, determining and approving our Chief

Executive Officer’s annual salary, bonus, stock incentives and other benefits based on this evaluation;

•	Reviewing and approving the use and the terms of employment, separation, severance and change of control agreements and any special arrangements in the event of termination of employment, death or retirement of our corporate officers (together, in the case of our Chief Executive Officer, with all independent directors); and

•	Administering our stock-based compensation plans.

      Our Board of Directors has determined in its business judgment that each member of the Management Development and Compensation Committee is independent under the rules of the NYSE and our Director Independence Standards. The Management Development and Compensation Committee held three meetings during the past fiscal year.
COMMITTEE MEMBERSHIP
      The current committee members for each of the five standing committees of our Board of Directors are as follows, with the chairperson listed first:

Management
	Business Conduct and			Development
Audit	Corporate Responsibility	Corporate Governance	Finance	and Compensation

David B. Rickard Thomas A. Dattilo Lewis Hay III Gregory T. Swienton	Leslie F. Kenne Karen Katen Dr. James C. Stoffel Hansel E. Tookes II	Lewis Hay III Thomas A. Dattilo Stephen P. Kaufman Leslie F. Kenne	Howard L. Lance Stephen P. Kaufman David B. Rickard Gregory T. Swienton	Stephen P. Kaufman Terry D. Growcock Karen Katen Dr. James C. Stoffel
OTHER CORPORATE GOVERNANCE
INFORMATION
Director Retirement
      It is our policy that a director will retire from our Board effective at the end of the month in which he or she reaches age 72. In the event that a director’s 72nd birthday falls within twelve months of the Annual Meeting at which such director would stand for re-election, such director shall not stand for re-election. A director is also expected to automatically tender his or her resignation in the event of retirement or other significant change in status from the employment position held when last elected or appointed to our Board, and our Board will then determine whether such director’s continued Board membership is in the best interest of Harris and our shareholders, free from conflict of interests and is otherwise appropriate.
Communications with Members of our
Board of Directors
      General. Shareholders and other interested persons wishing to communicate directly with our Board may do so by sending an e-mail message to the Board member then presiding over the meetings of our non-management directors — referred to as our “Presiding Independent Director” — at presiding.director@harris.com.Communications sent by e-mail will go simultaneously to the Presiding Independent Director and also to our Corporate Secretary. Shareholders and others may also write to the Presiding Independent Director, c/o Corporate Secretary, Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. Our Corporate Secretary will review any such written communications and if they are related to the duties and responsibilities of our Board and its committees, they will be forwarded to the Presiding Independent Director. Our Corporate Secretary will periodically provide the Board a summary of all written communications received that were not forwarded because they were unduly hostile, threatening, illegal or similarly inappropriate and will make them available to our Board upon request. Advertisements, solicitations or “spam” and other similar communications will not be forwarded to the directors. The Presiding Independent Director will determine whether communications should be sent to our full Board or a committee.
      Accounting, Internal Control or Auditing Matters. Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal control or auditing matters. Any of our employees may communicate concerns about any of these matters to such employee’s supervisor, manager or business standards advisor, or to the Director of Internal Audit or the Director of Business Conduct or others, or on a confidential and anonymous basis by way of e-mail or our toll-free hotline numbers listed on our website and in our Standards of Business Conduct. Other persons with concerns or complaints may contact our Director of Internal Audit or Director of Business Conduct at 1025 West NASA Boulevard, Melbourne, Florida, 32919. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control or auditing matters and if it does, it will be handled in accordance with the procedures established by the Audit Committee.
Standards of Business Conduct
      All Harris employees, including the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and other senior financial officers, are required to abide by the Harris Standards of Business Conduct, originally adopted in 1987, to help ensure that our business is conducted in a consistently ethical and legal manner. All directors are required to abide by our Directors’ Standards of Business Conduct. These standards of business conduct form the foundation of a comprehensive business conduct program that includes compliance with all laws, corporate policies and procedures, an open relationship among employees that contributes to good business conduct, and an abiding belief that we should conduct all business dealings with integrity, honesty and responsibility. Our business conduct policies cover many topics, including employment issues, confidentiality, environmental, health and safety, insider trading, corporate opportunities, antitrust, export control, boycotts, government contracts, international business practices, entertainment and gifts, and use of company assets. Employees are required to report any conduct they believe in good faith to be a violation of any of our business policies.
      Our Standards of Business Conduct and our Directors’ Standards of Business Conduct are posted on our website at www.harris.com/business-conduct and are also available free of charge by written request to our Director of Business Conduct, Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. Any amendment to, or waiver from, our Standards of Business Conduct will be posted on our website within four business days following such amendment or waiver.
Director Nomination Process
      Our Board is responsible for approving nominees to stand for election as directors. The Corporate Governance Committee assists the Board in this process and identifies individuals it believes to be qualified to become Board members and recommends nominees.
      It is a long-standing policy of our Board to consider director nominees submitted by shareholders. A shareholder who wishes to recommend a nominee for the Corporate Governance Committee’s consideration must include at least the following information about the proposed nominee: the proposed nominee’s name, age, business or residence address, principal occupation or employment, and the written consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected. The required information should be sent to our Corporate Secretary at 1025 West NASA Boulevard, Melbourne, Florida 32919. The Corporate Secretary will forward properly submitted shareholder-proposed nominations to the Chairperson of the Corporate Governance Committee for consideration at a future Corporate Governance Committee meeting. Individuals proposed by shareholders in accordance with these procedures will be evaluated and considered by the Corporate Governance Committee in the same manner as it evaluates other proposed nominees.
      In addition to proposing nominees for consideration to the Corporate Governance Committee, shareholders may also directly propose nominees for consideration at an annual meeting or special meeting of our shareholders. The requirements and procedures to be followed by shareholders for directly nominating directors are discussed below under “Shareholder Proposals for the 2007 Annual Meeting.” The Corporate Governance Committee also has a process for considering, reviewing and evaluating incumbent directors up for re-election. Pursuant to this process, within six months of the annual meeting of shareholders at which an individual director’s term will expire, such director meets with the Chairman and also with the Chairperson of the Corporate Governance Committee to discuss participation on our Board and its committees and other relevant matters. In addition, the Corporate Governance Committee reviews such director’s attendance records, any changes in employment status and other information it deems helpful in considering and evaluating the director for nomination.
      Our Corporate Governance Principles contain Board membership criteria that apply to nominees for a position on our Board. The Board, based upon the recommendation of the Corporate Governance Committee (which recommendation will be based on the criteria set forth below, regardless of whether the nominee is identified by the Corporate Governance Committee, by shareholders or otherwise), will select new nominees considering the following criteria:

•	Demonstrated ability and sound judgment that usually will be based on broad experience;

•	Personal qualities and characteristics, accomplishments and reputation in the business community, professional integrity, educational background, business experience and related experience;

•	Willingness to objectively appraise management performance;

•	Giving due consideration to potential conflicts of interest, current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our businesses;

•	Ability and willingness to commit adequate time to Board and committee matters, including attendance at Board, committee and annual shareholder meetings;

•	Fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of Harris and the interests of our shareholders; and

•	Diversity of viewpoints, background and experience.
      Our Corporate Governance Committee has from time to time retained a third-party search firm to assist in identifying and evaluating potential nominees.
DIRECTOR COMPENSATION AND BENEFITS
      The form and amount of director compensation is reviewed and assessed from time to time by the Corporate Governance Committee with changes, if any, recommended to the Board for action. Director compensation may take the form of cash, equity and other benefits ordinarily available to directors.
      Directors who are not employees of Harris currently receive the following fees, as applicable, for their services on our Board:

•	$55,000 basic annual cash retainer, payable on a quarterly basis;

•	$10,000 annual cash retainer, payable on a quarterly basis, for service as Chairperson of the Audit Committee;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as the Chairperson of each standing committee of our Board other than the Audit Committee;

•	$2,000 attendance fee for each meeting or telephonic meeting of our Board; and

•	$2,000 attendance fee for each meeting or telephonic meeting of each standing committee of our Board and for attendance at any other event for or on behalf of Harris.
      We reimburse each non-employee director for travel and out-of-pocket expenses incurred in connection with attendance at Board and committee meetings and other meetings on behalf of Harris and for the costs and expenses of attending director education programs. Spouses or guests are invited occasionally to accompany directors to Board-related events, for which Harris pays or reimburses travel and related expenses. In addition, we provide each non-employee director with accident, death and disability insurance in the amount of up to $200,000 and business travel insurance of up to an additional $200,000 in the event that he or she is involved in an accident while traveling on business relating to our affairs.
      Non-employee directors may participate in our gift matching program available to all employees, where we match contributions to eligible educational institutions and charitable organizations up to an annual maximum of $10,000 per director.
      Employee directors are not compensated for service as a director.

Stock Options
      In December 2004, upon the recommendation of the Corporate Governance Committee, our Board adopted an amendment to the Harris Corporation 2000 Stock Incentive Plan (the “2000 Stock Incentive Plan”) to eliminate the automatic grant of options to purchase shares of Harris common stock upon a non-employee director’s initial election or appointment to the Board and to eliminate the automatic annual grant of options to non-employee directors on the date of each of our annual meetings of shareholders. The options previously granted to non-employee directors under the 2000 Stock Incentive Plan are non-qualified options for tax purposes, were priced at fair market value on the date of grant and become exercisable as follows:

•	50% of the option becomes exercisable on the first anniversary of the date of grant; and

•	25% of the option becomes exercisable on each of the next two succeeding anniversary dates.
      Notwithstanding the above, in the event of a change in control of Harris, any non-employee director’s options outstanding for more than one year at that time immediately become exercisable in full. Such options continue to vest and may be exercised following retirement. In addition, such options fully vest upon a non-employee director’s death and are exercisable by his or her representative only within the twelve-month period following the date of death. In any event, all options granted to non-employee directors expire no more than ten years after the date of grant.
  Deferred Compensation
      Under the Harris Corporation 2005 Directors’ Deferred Compensation Plan, as amended (the “2005 Directors’ Plan”), on January 1, April 1, July 1, and October 1 of each year, Harris credits each non-employee director’s account with a number of Harris stock equivalent units having a fair market value equal to $24,000 (for an annual rate of $96,000), which amount may be changed from time to time by our Board. In addition, under the 2005 Directors’ Plan, prior to the commencement of a calendar year, each non-employee director may make an irrevocable election to defer all or a portion of his or her cash compensation for the subsequent year or years. Amounts deferred at the election of a non-employee director may be invested in investment alternatives similar to those available under the 401(k) Plan or in Harris stock equivalent units based upon the fair market value of Harris common stock on the date of deferral. Such Harris stock equivalent units are equivalent in value to our shares of common stock. A non-employee director may not transfer or reallocate amounts deferred into other investments into Harris stock equivalent units. Amounts credited in Harris stock equivalent units may be reallocated into any other investment alternatives provided director minimum stock ownership guidelines are satisfied. Deferred amounts and investment earnings on such amounts are payable in cash following the non-employee director’s resignation, retirement or death. Each Harris stock equivalent unit is credited with dividend equivalents, which are deemed reinvested in additional Harris stock equivalent units on the dividend payment date.
      A non-employee director may elect to receive amounts deferred under the 2005 Directors’ Plan, including amounts deferred in the form of Harris stock equivalent units, either in a cash lump sum on a date certain within five years after his or her resignation or retirement or in annual substantially equal cash installments over a designated number of years beginning on a date certain within five years after a director’s resignation or retirement, provided that all amounts are fully paid within ten years after resignation or retirement.
      Within 90 days of a change of control (as defined in the 2005 Directors’ Plan), and to the extent permitted by the regulations adopted under the American Jobs Creation Act of 2004, each non-employee director (or former non-employee director) will receive a lump sum cash payment equal to the then-remaining balance in his or her account.
      The 2005 Directors’ Plan replaced the 1997 Directors’ Deferred Compensation and Annual Stock Unit Award Plan (the “1997 Directors’ Plan”). Effective December 31, 2004 no further deferrals of director compensation were permitted and no further annual awards will be made under the 1997 Directors’ Plan. Amounts deferred under the 1997 Directors’ Plan prior to December 31, 2004 are invested in investment alternatives similar to those available under our 401(k) Plan or in Harris stock units, pursuant to which a non-

employee director’s account is credited with a number of units of Harris stock equivalents. Amounts deferred into other investments may not be transferred or reallocated into Harris stock equivalent units. Amounts credited in Harris stock equivalents can be reallocated into other investment alternatives provided director minimum stock ownership guidelines are satisfied. Each such stock unit is credited with dividend equivalents, which are deemed reinvested in additional Harris stock units on the dividend payment date. A non-employee director may elect to receive amounts previously deferred under the 1997 Directors’ Plan, including amounts deferred in the form of Harris stock units, either in a lump sum cash payment on a date certain within five years of his or her resignation or retirement or in annual cash payments over a designated number of years, provided that all amounts are fully paid within ten years of resignation or retirement. Within 90 days following a change of control, each non-employee director (or former non-employee director) will receive a lump sum cash payment equal to the then remaining balance in his or her account under the 1997 Directors’ Plan.
Fiscal 2006 Compensation of Non-Employee Directors
      Our non-employee directors received the following aggregate amounts of compensation in respect of the fiscal year ended June 30, 2006:

				Value of
		Committee		Harris Stock
	Annual	Chairperson	Meeting	Equivalent
Director	Retainer(1)	Retainer(1)	Fees(1)	Units(2)	Total

Thomas A. Dattilo	$55,000	—	$40,000	$96,000	$191,000
Terry D. Growcock(3)	$46,475	—	$18,000	$81,120	$145,595
Lewis Hay III	$55,000	$5,000	$46,000	$96,000	$202,000
Karen Katen	$55,000	$3,250	$16,000	$96,000	$170,250
Stephen P. Kaufman	$55,000	$5,000	$32,000	$96,000	$188,000
Leslie F. Kenne	$55,000	$1,750	$30,000	$96,000	$182,750
David B. Rickard	$55,000	$10,000	$40,000	$96,000	$201,000
James C. Stoffel	$55,000	—	$26,000	$96,000	$177,000
Gregory T. Swienton	$55,000	—	$38,000	$96,000	$189,000
Hansel E. Tookes II	$55,000	—	$22,000	$96,000	$173,000

(1)	Includes amounts that may have been voluntarily deferred pursuant to the 2005 Directors’ Plan.

(2)	These amounts were deferred under the 2005 Directors’ Plan as described above under “Deferred Compensation.”

(3)	Mr. Growcock joined our Board on August 27, 2005. These amounts include the pro-rated portion of Mr. Growcock’s annual cash retainer and Harris stock equivalent units.
Stock Ownership Guidelines for Non-Management Directors
      To further align the interests of members of the Board and shareholders, our Board has previously approved stock ownership guidelines for our non-management directors. Such directors are expected to own, within five years after election or appointment to our Board, Harris stock or stock equivalents having a minimum value of four times such directors’ basic annual retainer, which amount is currently $220,000 (based upon the current $55,000 basic annual retainer).
Indemnification
      We have entered into indemnification agreements with each of our directors and executive officers, including those executive officers named in the Summary Compensation Table below. These agreements require us to indemnify these directors and officers with respect to their activities as a director, officer or employee of Harris, or when serving at our request as a director, officer or trustee of another corporation, trust or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which they are, or are threatened to be made, parties as a result of their service to us. We will indemnify each such director or officer for any one or a combination of the following, whichever is most advantageous to such director or officer:

•	The benefits provided by our Restated Certificate of Incorporation and By-Laws in effect on the date of the indemnification agreement or at the time expenses are incurred by the director or officer;

•	The benefits allowable under Delaware law in effect on the date of the indemnification agreement;

•	The benefits allowable under the law of the jurisdiction under which we exist at the time expenses are incurred by the director or officer;

•	The benefits available under liability insurance obtained by us; and

•	Such benefits as may otherwise be available to the director or officer under our existing practices.
      Under the indemnification agreements, each director or officer will continue to be indemnified even after ceasing to occupy a position as an officer, director, employee or agent of Harris with respect to suits or proceedings arising from his or her service with us.
OUR LARGEST SHAREHOLDERS
      The rules of the SEC require disclosure regarding any persons known to us to be a beneficial owner of more than five percent of our common stock. The following table sets forth as of July 21, 2006 the beneficial ownership of our common stock by each person who has reported to the SEC beneficially owning more than five percent of our common stock, based on the reports filed by these persons.

	Amount and
Name and Address of	Nature of	Percent
Beneficial Owner	Beneficial Ownership	of Class

FMR Corp.	12,328,264 (1)	9.22% (1)
82 Devonshire Street
Boston, Massachusetts 02109

(1)	Beneficial and percentage ownership information is based on information contained in Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2006 by FMR Corp. on behalf of itself and affiliated persons and entities. The schedule contains the following information regarding beneficial ownership of our common stock: (a) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., beneficially owned 11,776,000 shares (for which Edward C. Johnson 3d and FMR Corp. had sole dispositive power) as a result of its acting as investment advisor to various investment companies; (b) Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., beneficially owned 203,600 shares (for which Mr. Johnson and FMR Corp. each had sole dispositive power over 203,600 shares and sole voting power over 118,000 shares) as a result of its serving as investment manager of institutional accounts; (c) Strategic Advisors, Inc., a wholly-owned subsidiary of FMR Corp., which provides investment advisory services to individuals, beneficially owned 264 shares; and (d) Fidelity International Limited (“FIL”), a separate corporate entity from FMR Corp., beneficially owned 348,400 shares. Members of Mr. Johnson’s family are the predominant owners of Class B shares of FMR Corp. representing 49% of the voting power of FMR Corp. and all Class B shareholders have entered into a shareholders’ agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. As such, members of Mr. Johnson’s family may be deemed to be members of a controlling group with respect to FMR Corp. A partnership controlled predominantly by members of Mr. Johnson’s family and FIL, or trusts for their benefit, own approximately 38% of the voting power of FIL. FMR Corp. and FIL are of the view that they are not acting as a group and that they are not otherwise required to attribute to one another the beneficial ownership of our common stock. However, FMR Corp. filed Amendment No. 4 to Schedule 13G on February 14, 2006 on a voluntary basis as if all of the shares were beneficially owned by FMR Corp. and FIL on a joint basis.

SHARES HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS
      The following table sets forth the beneficial ownership of shares and equivalent units of our common stock, as of July 21, 2006, by (a) each director, including the nominees for election at the 2006 Annual Meeting, (b) our Chief Executive Officer and each other executive officer named in the Summary Compensation Table below, and (c) all our directors and executive officers as a group. Except as otherwise noted, the named individual had sole voting and investment power with respect to the securities. As of July 21, 2006, no individual director, nominee for director or Named Executive Officer (as defined below under “Summary Compensation Table”) beneficially owned 1% or more of our common stock. As of July 21, 2006, our directors and executive officers, as a group, beneficially owned 1.79% of our common stock.

	Shares Beneficially Owned

		Shares	Total
		Under	Shares	Deferred
	Shares	Exercisable	Beneficially	Stock
Name	Owned(1)	Options(2)	Owned(3)	Units(4)

DIRECTORS:
Thomas A. Dattilo	0	2,000	2,000	7,088
Terry D. Growcock	1,004	0	1,004	1,866
Lewis Hay III	0	13,000	13,000	20,580
Karen Katen	10,000	30,224	40,224	45,487
Stephen P. Kaufman	4,000	2,000	6,000	13,065
Leslie F. Kenne	0	5,000	5,000	3,731
Howard L. Lance(5)*	297,666	357,021	654,687	4,333
David B. Rickard	0	13,000	13,000	17,057
James C. Stoffel	0	9,000	9,000	5,771
Gregory T. Swienton	0	17,000	17,000	33,693
Hansel E. Tookes II	1,000	0	1,000	2,819
NAMED EXECUTIVE OFFICERS:
Guy M. Campbell(5)	58,700	79,850	138,550	0
Robert K. Henry(5)	145,532	259,782	405,314	4,881
Gary L McArthur(5)	34,351	92,394	126,745	1,262
Jeffrey S. Shuman(5)	35,541	8,667	44,208	44
Bryan R. Roub(5)(6)	172,008	305,046	477,054	10,281
All Directors and Executive Officers as a group (22 persons)(7)	972,622	1,425,202	2,397,824	178,605

*	Also a Named Executive Officer.
(1)	Includes shares over which the person or members of his or her immediate family hold or share voting and/or investment power and excludes shares listed under the columns “Shares Under Exercisable Options” and “Deferred Stock Units.”
(2)	Includes shares underlying options granted under our 1990 Stock Incentive Plan and 2000 Stock Incentive Plan which are exercisable as of July 21, 2006, and shares underlying options which become exercisable within 60 days thereafter.
(3)	Represents the total of shares listed under the columns “Shares Owned” and “Shares Under Exercisable Options.”
(4)	For the non-employee directors, this column includes stock equivalent units credited under our 1997 Directors’ Plan and our 2005 Directors’ Plan discussed above under “Director Compensation and Benefits.” Stock equivalent units deferred under our 1997 Directors’ Plan and 2005 Directors’ Plan may not be voted and may be transferred in limited instances as described above under “Directors Compensation and Benefits.” For the Named Executive Officers, this column includes amounts deferred in the form of stock equivalent units under our Supplemental Executive Retirement Plan, which are settled in cash following, or under certain circumstances prior to, retirement. Stock equivalent units deferred under the Supplemental Executive Retirement Plan may not be voted or transferred.
(5)	The shares reported as beneficially owned include performance or restricted shares awarded under our 2000 Stock Incentive Plan for which the performance or vesting period had not expired and as to which the named individuals have sole voting power but no investment power, as follows: Mr. Lance — 112,000 performance shares; Mr. Campbell — 28,700 performance shares and 30,000 restricted shares; Mr. Henry — 42,500 performance shares and 50,000 restricted shares; Mr. McArthur — 16,800 performance shares and 10,000 restricted shares; Mr. Shuman — 8,500 performance shares and 27,000 restricted shares; and Mr. Roub — 23,000 performance shares.
(6)	The shares reported as beneficially owned do not include 800 shares owned by family members of Mr. Roub. Mr. Roub disclaims beneficial ownership of such shares.
(7)	The shares reported as beneficially owned by all directors and executive officers, as a group, include 456,700 performance shares and restricted shares awarded to the executive officers under our 2000 Stock Incentive Plan as to which the executive officers have sole voting power but no investment power. The shares reported do not include 800 shares owned by family members, for which the directors and executive officers disclaim beneficial ownership.

REPORT OF THE AUDIT COMMITTEE
      The following Report of the Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Harris under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Harris specifically incorporates this Report by reference therein.
      The role of the Audit Committee is, among other things, to assist our Board of Directors in its oversight of:

•	The integrity of the financial statements of Harris;

•	Harris’ compliance with applicable legal and regulatory requirements;

•	The independence and qualifications of Harris’ registered public accounting firm; and

•	The performance of Harris’ independent registered public accounting firm and internal audit function.
      Our Board of Directors has determined that, in its business judgment, all members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the Sarbanes-Oxley Act of 2002 and related rules of the SEC and our Director Independence Standards.
      Management of Harris is responsible for the preparation, presentation and integrity of Harris’ financial statements and the effectiveness of Harris’ system of internal control over financial reporting and disclosure controls and procedures. Management and the internal auditing department are responsible for maintaining and evaluating appropriate accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm, Ernst & Young LLP (“E&Y”), is responsible for auditing the consolidated financial statements and expressing an opinion as to whether such financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. E&Y is also responsible for auditing management’s assessment and the effectiveness of Harris’ internal control over financial reporting. The Audit Committee has met and held discussions with management, the head of Internal Audit and E&Y. The Audit Committee discussed with the internal auditors and E&Y the overall scope of and plans for their respective audits. The Audit Committee also met with E&Y, the head of Internal Audit, the Principal Accounting Officer and the Chief Financial Officer, with and without management present, to discuss the results of their examinations, the reasonableness of significant judgments, the evaluations of Harris’ internal control over financial reporting and the overall quality of Harris’ financial reporting. Management has represented to the Audit Committee that Harris’ consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.
      In the performance of its oversight function, the Audit Committee has:

•	Reviewed and discussed with management and E&Y Harris’ internal control over financial reporting, including a review of management’s and E&Y’s assessments of reports on the effectiveness of Harris’ internal control over financial reporting and any significant deficiencies or material weaknesses;

•	Considered, reviewed and discussed the audited financial statements with management and E&Y, including a discussion of the quality of the accounting principles, the reasonableness thereof, significant adjustments, if any, and the clarity of disclosures in the financial statements, as well as critical accounting policies;

•	Discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, Communication with Audit Committees, and No. 100, Interim Financial Information, as currently in effect;

•	Received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and discussed the independence of E&Y with E&Y;

•	Reviewed the services provided by E&Y other than their audit services and considered whether the provision of such other services by E&Y is compatible with maintaining their independence, discussed with E&Y, E&Y’s independence, and concluded that E&Y is independent from Harris and its management; and

•	Reviewed the contents of SEC-required certification statements from the Chief Executive Officer and Chief Financial Officer and also discussed and reviewed the process and internal controls for providing reasonable assurances that the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 are true in all important respects, and that the report contains all appropriate material information of which they are aware.
      In reliance upon the reports, reviews and discussions described in this report, the Audit Committee has recommended to our Board of Directors, and our Board has approved, that the audited financial statements be included in Harris’ Annual Report on Form 10-K for the fiscal year ended June 30, 2006, for filing with the SEC. The Audit Committee also has appointed, and has requested shareholder ratification of the appointment of, E&Y as Harris’ independent registered public accounting firm for the fiscal year ending June 29, 2007.

Submitted on August 25, 2006 by the Audit Committee of the Board of Directors

David B. Rickard, Chairperson Thomas A. Dattilo Lewis Hay III Gregory T. Swienton
EXECUTIVE COMPENSATION AND RELATED INFORMATION
REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
      The following Report of the Management Development and Compensation Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Harris under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Harris specifically incorporates this Report by reference therein.
      The Management Development and Compensation Committee, which consists solely of independent, non-employee directors, sets the executive compensation philosophy, objectives and policies for Harris. On an annual basis, the Committee also approves the compensation, perquisites and other benefits for our executive officers under salary, incentive and other plans authorized by our Board of Directors and/or shareholders. In addition, the Management Development and Compensation Committee annually approves, together with all independent directors, the compensation for our Chief Executive Officer. The Management Development and Compensation Committee meets at scheduled times during the year and more often as appropriate and also holds regular executive sessions with only members present. The Management Development and Compensation Committee Chairperson reports on Committee actions and recommendations at Board meetings.
Compensation Philosophy
      Our key compensation goals are to provide a total compensation package composed of cash, equity and benefits that will attract, retain and develop exceptional executives, enable these individuals to achieve our strategic and financial goals, reward superior performance and align the interests of our executives with our shareholders. To achieve these objectives, we believe that the Harris executive compensation program should:

•	Closely link compensation to an individual’s performance and our financial results and operational and strategic objectives;

•	Align the interests of our executives and shareholders by emphasizing both the short-term and long-term performance objectives and strategic focus of our businesses;

•	Be competitive with the compensation of other leading employers with whom we compete for executive talent;

•	Facilitate management stock ownership; and

•	Enable us to attract and retain a world-class management team.
      This compensation philosophy applies to all of our management employees, including the executive officers named in the Summary Compensation Table below.
      Prior to setting compensation for the following year, the Management Development and Compensation Committee typically conducts a review of our executive compensation program, including an analysis of, and extensive discussion regarding, all components of compensation for our executive officers, including the Named Executive Officers. We conduct this review in an effort to ensure that our executive compensation policies and programs remain appropriate with respect to evolving business needs, best compensation practices and leading corporate governance principles. The Management Development and Compensation Committee uses independent compensation consultants to develop information and ranges for the components and overall compensation level for our Chief Executive Officer. Our current practice is to target direct compensation levels for our executives at the 50th percentile in the competitive marketplace for similar positions, assuming experience in the position and competent performance. Total direct compensation includes base pay, annual bonuses, and long-term equity value. Performance is measured against factors such as long and short term strategic goals and financial measures, including earnings per share, revenue, orders, operating income and return on invested capital.
      Our executive compensation program has two major components:

•	An annual cash component, consisting of a base salary and an incentive bonus based on the financial performance for the fiscal year of Harris, and/or the applicable business unit, which in the case of officers, may be adjusted for individual performance; and

•	A long-term equity incentive component, consisting of (1) stock options, (2) performance shares with payouts based upon meeting performance targets over a three-year period, and (3) restricted shares.
      We utilize a structured approach for evaluating executive performance and determining executive annual cash compensation by reference to external industry surveys of compensation of executives in similar positions, individual performance and experience in the position, and scope of responsibility. Payouts for annual cash incentive awards are based upon the degree to which an executive achieves the applicable operating results established at the start of our fiscal year and may be adjusted for individual performance for the year. Similarly, long-term compensation in the form of performance share awards is based upon the degree to which an executive attains performance results established at the start of the performance period. The payout for the three-year performance period ended June 30, 2006 was based upon actual earnings per share and return on invested capital compared with the applicable targets for such three-year performance period. The measures were weighted evenly. The Management Development and Compensation Committee may also adjust the performance share payout for Harris’ earnings per share and return on invested capital performance compared with Standard and Poor’s 500 and Midcap 400 Indices’ performance over the performance period.
Annual Cash Compensation
      Annual cash compensation consists of a fixed base salary and an opportunity for a variable cash performance incentive. Base salaries and planned cash incentive compensation targets for senior executives, other than the Chief Executive Officer, are recommended annually by the Chief Executive Officer and then reviewed and approved by the Management Development and Compensation Committee.
      The Harris Corporation 2005 Annual Incentive Plan, which was approved by shareholders at the 2005 Annual Meeting, provides for payment to executives of a specified cash amount (not to exceed 200% of the target amount) based upon the percentage achievement of specific performance objectives, including such measures as earnings per share, operating income and revenue growth. The financial objectives and criteria are established at the start of each fiscal year. For fiscal 2006, annual incentive payments for senior executives were based upon earnings per share, operating income and/or revenue targets and in certain instances were adjusted for individual performance compared to pre-established quantitative and qualitative objectives.
      The percentage of an executive’s annual cash compensation attributable to the incentive bonus generally increases with his or her level of management responsibility. For the Named Executive Officers target cash incentive compensation ranged from 38% to 50% of total annual cash compensation for fiscal 2006.
Long-Term Compensation
      The Harris equity incentive plans are intended to align executive and shareholder interests. The plan permits the granting of any or all of the following types of awards:

•	Performance shares, or units, conditioned upon meeting specified performance criteria;

•	Restricted stock or units;

•	Stock options;

•	Stock appreciation rights, independent of or in tandem with stock options; and

•	Other awards valued in whole or in part by reference to, or otherwise based on, our common stock.
      The Management Development and Compensation Committee believes that, through the use of equity incentives, the interests of our executives are directly aligned with the objective of enhancing shareholder value.
      With respect to performance share awards, at the beginning of an award cycle the Management Development and Compensation Committee determines the applicable performance criteria. The performance share award and option grants for senior executives, other than the Chief Executive Officer, are recommended by the Chief Executive Officer and then reviewed and approved by the Management Development and Compensation Committee. The Management Development and Compensation Committee grants each participant a specified number of performance shares at the start of the relevant period and establishes a means for computing the number of performance shares that can be earned during the period. Payouts for the three-year period ended June 30, 2006 were 150% of the performance share award granted at the start of the period. Performance shares are subject to forfeiture if the performance goals are not attained or if a participant’s employment is terminated for certain reasons before the performance period has ended.
      Stock options are an important element of our long-term compensation and are granted at fair market value as of the date of grant, typically vest over three years, and have a term of not greater than ten years. Stock options granted during fiscal 2006 have a term of seven years. Stock options provide realizable value only when the price of our common stock is greater than the option exercise price. In addition to stock options and performance shares or units, awards of restricted shares or units are made on a selective basis to individual executives as part of hiring packages or for retention. These restricted shares or units vest over or at the end of a restricted period of two to five years.
Stock Ownership Guidelines for Executives
      To further promote ownership of shares by management and to more closely align management and shareholder interests, the Management Development and Compensation Committee previously approved stock ownership guidelines for our executive officers. Executives are expected to own Harris stock having a minimum value, denominated as a multiple of their annual base salaries, as follows: four times for the Chief Executive Officer; two times for other executive officers; and equal to one year’s annual base salary for other designated officers. Unexercised options and unearned performance shares or units do not count for purposes of measuring compliance with the ownership guidelines. The value of unvested restricted shares is included in measuring compliance. The recommended time period for reaching the guidelines is three years. Executives within three years of normal retirement are no longer subject to the guidelines. An annual review is conducted to assess compliance with the guidelines. As of September 1, 2006, all executive officers, including the Named Executive Officers, met their applicable minimum ownership guidelines, or were on track to achieve their minimum ownership guidelines within the applicable compliance timeframe.

Section 162(m) — Deductibility
      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to the Named Executive Officers. Certain compensation is specifically exempt from the deduction limit to the extent it is “performance based” as defined in Section 162(m) of the Code. The Management Development and Compensation Committee considers the net cost to Harris, and its ability to effectively administer executive compensation in the long-term interest of shareholders. Accordingly, stock option grants and performance share awards made to executive officers under our equity incentive plans and payments under the Annual Incentive Plan are structured to be fully deductible under Section 162(m). However, in the future, our Board or the Management Development and Compensation Committee may determine, in light of all applicable circumstances, that it would be in our best interests for compensation to be paid under those plans or otherwise in a manner that may not qualify as performance-based under Section 162(m).
Retirement Plans
      We maintain the 401(k) Plan, which is a tax-qualified, defined contribution retirement plan available to most of our domestic employees. Subject to applicable Internal Revenue Code limits, employees may generally contribute from 1% to 12% of eligible compensation and we will make a matching contribution of up to 6% of eligible compensation. The 401(k) Plan also includes a “profit sharing” component. To the extent contributions to our 401(k) Plan are limited by Internal Revenue Code limits, certain of our executives are also eligible to contribute to our non-qualified, supplemental executive retirement plan. In addition to employee contributions, matching and profit sharing components, we may also grant special awards to participants under our supplemental executive retirement plan. Amounts deferred under the supplemental executive retirement plan may be fully or partially funded by a “rabbi trust,” but the assets in such trust are subject to the claims of our creditors and participants in our supplemental plan are treated as our unsecured general creditors.
Other Benefits
      Harris’ overall compensation program for elected corporate officers also includes other types of perquisites. Types of benefits available to elected corporate officers include reimbursement of the costs of tax preparation and financial planning services of up to $5,000 (or $10,000, in the case of Mr. Lance) per year, reimbursement of the costs of estate planning services of up to $5,000 (or $10,000, in the case of Mr. Lance) every three years and reimbursement of the costs of membership in an approved social or country club. In addition, employees, including executives, are eligible for other benefits. These benefits include group life and medical insurance as well as disability benefits. Mr. Lance, and in limited circumstances, other executives, may use the Harris owned aircraft for personal use, subject to approved guidelines. Harris does not reimburse executives for any income tax obligation attributable to their personal use of the Harris owned aircraft.
Chief Executive Officer Compensation
      Mr. Lance’s base salary, incentive compensation, performance share awards, stock option grants and other benefits are annually reviewed and approved by the Management Development and Compensation Committee together with all independent directors. Following approval by the Board of Directors, on December 3, 2004 Harris and Mr. Lance entered into a letter agreement providing for Mr. Lance’s continued employment. The terms of the letter agreement are discussed below under “Employment and Change in Control Severance Agreements.” In addition, effective August 26, 2006, Mr. Lance’s basic life insurance benefit was increased to two and one-half times his eligible compensation, subject to a limit of $10 million of coverage. Harris will also reimburse Mr. Lance for any federal income tax obligation resulting from this benefit.
      In August 2005, the Management Development and Compensation Committee and independent directors established Mr. Lance’s annual base salary at $925,000, an increase from $850,000, and an annual cash bonus with a target level for such bonus equal to $925,000 and a maximum of $1,850,000. The base salary increase was effective on September 3, 2005. In recommending Mr. Lance’s total annual cash incentive compensation for fiscal 2006, the Management Development and Compensation Committee considered Mr. Lance’s individual performance by the same measures previously described for determining executive officer compensation as well as additional individual performance factors, including development of our strategic growth plan, execution of major new product development plans and the results of recent acquisitions. In evaluating Mr. Lance’s performance for fiscal 2006, the Management Development and Compensation Committee considered the progress in achieving the strategic objectives and significantly exceeding our financial targets for fiscal 2006. The Management Development and Compensation Committee believes that Mr. Lance’s leadership skills contributed significantly to Harris’ positive results in fiscal 2006 and that he continues to make significant contributions to the overall success of Harris. Under our Annual Incentive Plan, Mr. Lance received annual cash incentive compensation for fiscal 2006 of $1,850,000, equal to 200% of his target bonus based upon earnings-per-share performance, revenue growth of the broadcast and microwave businesses and the factors noted above. In August 2005, the Management Development and Compensation Committee and independent directors granted Mr. Lance options to purchase 175,000 shares of common stock and performance shares for the three-year period ending June 30, 2008 of 42,000 shares at target with a maximum payout of 63,000 shares.

Submitted by the Management Development
and Compensation Committee of the
Board of Directors

Stephen P. Kaufman, Chairperson
Terry D. Growcock
Karen Katen
Dr. James C. Stoffel

SUMMARY COMPENSATION TABLE
      The table below shows the annual and long-term compensation for the fiscal years ended June 30, 2006, July 1, 2005 and July 2, 2004, awarded, earned or paid for services in all capacities of those executives who, at the end of fiscal 2006, were (1) our Chief Executive Officer, (2) our other four most highly-compensated executive officers, and (3) our Chief Financial Officer (together, the “Named Executive Officers”). All information regarding securities underlying options, per-share information, and related information has been restated, as appropriate, to give effect to the Stock Split.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation

		Annual Compensation				Awards		Payouts

					Other	Restricted	Securities
					Annual	Stock	Underlying	LTIP	All Other
	Fiscal	Salary	Bonus		Compensation	Awards	Options	Payouts	Compensation
Name and Principal Position	Year	($)	($)		(1) ($)	(2) ($)	(#)	(3) ($)	(4) ($)

Howard L. Lance	2006	$912,020	$1,850,000		$218,228	—	175,000	$1,867,950	$474,411
Chairman, President &	2005	$849,039	$1,308,320		$166,889	—	367,728	—	$391,943
Chief Executive Officer	2004	$750,481	$1,189,625		$101,208	—	248,960	—	$175,726

Robert K. Henry	2006	$441,346	$460,000		$39,821	—	47,600	$933,975	$162,064
Executive Vice President &	2005	$396,155	$440,849		$30,160	—	68,390	$547,949	$146,780
President, Government	2004	$365,673	$409,180		$18,381	—	58,052	$288,608	$120,833
Communications Systems Division

Jeffrey S. Shuman*	2006	$291,923	$385,000	(5)	$203,069	$1,007,640	26,000	—	$5,428
Vice President, Human	2005	—	—		—	—	—	—	—
Resources & Corporate Relations	2004	—	—		—	—	—	—	—

Guy M. Campbell**	2006	$342,500	$265,000		$22,744	—	23,700	$933,975	$97,460
President, Microwave	2005	$330,385	$167,197		$16,263	—	24,000	—	$68,881
Communications Division	2004	$256,250	$232,587	(6)	$43,210	$526,200	50,000	—	$2,879

Gary L. McArthur	2006	$283,231	$260,000		$24,246	—	20,000	$249,060	$88,115
Vice President,	2005	$223,996	$137,247		$12,647	$240,000	26,058	$152,208	$59,777
Chief Financial Officer	2004	$184,096	$116,730		$8,365	—	20,000	$74,640	$44,369

Bryan R. Roub	2006	$407,058	$485,000		$14,894	—	62,400	$933,975	$233,320
Senior Vice President***	2005	$397,558	$475,984		$20,868	—	185,926	$380,520	$147,278
	2004	$370,096	$465,444		$15,427	—	265,130	$248,800	$126,112

*	Mr. Shuman joined Harris on August 15, 2005.

**	Mr. Campbell joined Harris on September 8, 2003.

***	Mr. Roub retired from Harris effective June 30, 2006.

(1)	Other Annual Compensation consists of the following:

		Cash	Relocation
		Dividend	and	Tax	Personal
		Equivalent	Homesale	Reimbursement	Use of		Tax and		Total Other
	Fiscal	Payments	Assistance	Payments	Company	Legal Fee	Financial	Club	Annual
Name	Year	(a)	Expenses	(Gross Up)	Aircraft(b)	Payments	Counseling	Memberships	Compensation

Howard L. Lance	2006	$46,507	—	—	$154,853	—	$11,452	$5,416	$218,228
	2005	$40,800	—	—	$101,089	$15,736	$3,725	$5,539	$166,889
	2004	$39,333	—	$1,567	$49,456	—	$4,900	$5,952	$101,208

Robert K. Henry	2006	$29,600	—	—	—	—	$5,000	$5,221	$39,821
	2005	$19,740	—	—	—	—	$4,829	$5,591	$30,160
	2004	$17,400	—	—	—	—	$450	$531	$18,381

Jeffrey S. Shuman	2006	$11,360	$167,959	$11,868	—	—	$4,220	$7,662	$203,069
	2005	—	—	—	—	—	—	—	—
	2004	—	—	—	—	—	—	—	—

Guy M. Campbell	2006	$18,784	—	—	—	—	—	$3,960	$22,744
	2005	$12,720	—	—	—	—	—	$3,543	$16,263
	2004	$6,750	—	—	—	—	—	$36,460	$43,210

Gary L. McArthur	2006	$8,576	—	—	$6,896	—	$2,000	$6,774	$24,246
	2005	$6,240	—	—	—	—	—	$6,407	$12,647
	2004	$2,200	—	—	—	—	—	$6,165	$8,365

Bryan R. Roub	2006	$8,640	—	—	—	—	$1,250	$5,004	$14,894
	2005	$8,880	—	—	$6,186	—	$1,200	$4,602	$20,868
	2004	$7,000	—	—	$2,447	—	$1,405	$4,575	$15,427

(a)	Represents cash dividend equivalent payments on (i) outstanding restricted shares granted under our 2000 Stock Incentive Plan for which the vesting period had not expired, and (ii) outstanding performance shares granted under our 2000 Stock Incentive Plan for which the performance period had not expired.

(b)	The incremental cost to the Company of personal use of the Company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel, maintenance, weather-monitoring, on-board catering, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses.

(2)	This column shows the dollar value of restricted stock awards based upon the closing price of our common stock on the date of grant. On August 15, 2005, Harris granted Mr. Shuman an award of 27,000 restricted shares. The dollar value of restricted stock awards for Mr. Shuman is based upon the $37.32 closing price of our common stock on August 15, 2005. Mr. Shuman’s award of restricted shares vests in three equal annual installments beginning August 15, 2006, provided that Mr. Shuman is employed by Harris on such dates. On August 27, 2004, Harris granted Mr. McArthur an award of 10,000 restricted shares. The dollar value of restricted stock awards for Mr. McArthur is based upon the $24.00 closing price of our common stock on August 27, 2004. Mr. McArthur’s award of restricted shares will vest on August 27, 2007, provided that Mr. McArthur is employed by Harris on such date. On September 8, 2003, Harris granted Mr. Campbell an award of 30,000 restricted shares. The dollar value of restricted stock awards for Mr. Campbell is based upon the $17.54 closing price of our common stock on September 8, 2003. Mr. Campbell’s award of restricted shares vested on September 8, 2006. Dividend equivalents are paid on shares of restricted stock. Upon death, disability or retirement prior to full vesting, a restricted stock award will be pro-rated. Upon a change of control, a restricted stock award will immediately vest.

As of June 30, 2006, the aggregate number and value of unvested restricted stock awards based upon the $41.51 closing price of our common stock on June 30, 2006, is as follows: Mr. Henry — 50,000 shares with a value of $2,075,500 which shares were granted on February 28, 2003 and vest on February 28, 2008, provided that Mr. Henry is employed by Harris on such date; Mr. Shuman — 27,000 shares with a value of $1,120,770 (9,000 of Mr. Shuman’s restricted shares vested on August 15, 2006); Mr. Campbell — 30,000 shares with a value of $1,245,300 (Mr. Campbell’s restricted shares vested on September 8, 2006); and Mr. McArthur — 10,000 shares with a value of $415,100.

(3)	LTIP payouts consist of the value of performance shares earned for the three-year performance period ended as of the last day of the applicable fiscal year. These values are based on the closing price of our common stock of $41.51, $31.71 and $24.88 on June 30, 2006, July 1, 2005 and July 2, 2004, respectively, and the number of performance shares earned for the three-year performance period ended as of the last day of the applicable fiscal year, as follows:

	Fiscal 2006	Fiscal 2005	Fiscal 2004

	(number of shares)
Mr. Lance	45,000	—	—
Mr. Henry	22,500	17,280	11,600
Mr. Shuman	—	—	—
Mr. Campbell	22,500	—	—
Mr. McArthur	6,000	4,800	3,000
Mr. Roub	22,500	12,000	10,000

As of June 30, 2006, the aggregate number and value of performance shares awarded under the 2000 Stock Incentive Plan for which the performance period had not expired (excluding the number and value of performance shares with a performance period ended on June 30, 2006) is as follows: Mr. Lance — 82,000 shares, with a value of $3,403,820; Mr. Henry — 27,500 shares, with a value of $1,141,525; Mr. Shuman — 8,500 shares, with a value of $352,835; Mr. Campbell — 13,700 shares, with a value of $568,687; Mr. McArthur — 12,800 shares with a value of $531,328; and Mr. Roub — 8,000 shares, with a value of $332,080. The value of the aggregate unearned performance shares is based upon the $41.51 closing price of our common stock on June 30, 2006.

(4)	All other compensation consists of:
     (i) Contributions to the Harris Corporation Retirement Plan for:

	Fiscal 2006	Fiscal 2005	Fiscal 2004

Mr. Lance	$27,000	$27,000	$18,954
Mr. Henry	$27,000	$27,000	$22,174
Mr. Shuman	$544	—	—
Mr. Campbell	$27,000	$26,213	—
Mr. McArthur	$25,477	$27,777	$24,717
Mr. Roub	$28,397	$29,210	$27,877
     (ii) Contributions to our Supplemental Executive Retirement Plan for:

	Fiscal 2006	Fiscal 2005	Fiscal 2004

Mr. Lance	$443,291	$361,743	$154,210
Mr. Henry	$133,774	$114,851	$94,236
Mr. Shuman	$764	—	—
Mr. Campbell	$65,529	$38,865	—
Mr. McArthur	$61,306	$31,397	$19,248
Mr. Roub	$131,334	$118,068	$98,235
     (iii) The taxable portion of premiums on life insurance provided by Harris for:

	Fiscal 2006	Fiscal 2005	Fiscal 2004

Mr. Lance	$4,120	$3,200	$2,562
Mr. Henry	$1,290	$4,929	$4,423
Mr. Shuman	$4,120	—	—
Mr. Campbell	$4,931	$3,803	$2,879
Mr. McArthur	$1,332	$603	$404
Mr. Roub	—	—	—
     (iv) For Mr. Roub, all other compensation also includes a $73,589 payment for unused vacation made to Mr. Roub in connection with his retirement.

(5)	Mr. Shuman’s bonus for fiscal 2006 includes a $60,000 starting bonus.

(6)	Mr. Campbell’s bonus for fiscal 2004 includes a $50,000 starting bonus.

OPTION GRANTS IN LAST FISCAL YEAR
      The table below gives more information on stock options granted to the Named Executive Officers under our stock incentive plans during the 2006 fiscal year. We did not grant any stock appreciation rights to the Named Executive Officers during fiscal 2006. Amounts shown for potential realizable values are based upon assumed annualized rates of stock price appreciation of 5% and 10% over the full term of the options, as required by the SEC, and are not intended to represent or forecast possible future appreciation, if any, of our common stock price. No gain to the optionee is possible unless our stock price increases over the option term.

	Individual Grants
					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation
	Underlying	Granted to	Exercise or		for Option Term
	Options	Employees in	Base Price	Expiration
Name	Granted (#)(1)	Fiscal Year(2)	($/Share)	Date	5% ($)	10% ($)

Howard L. Lance	175,000	15.33%	$37.19	8/26/2012	$2,649,511	$6,174,488

Robert K. Henry	47,600	4.17%	$37.19	8/26/2012	$720,667	$1,679,461

Jeffrey S. Shuman	26,000	2.28%	$37.32	8/15/2012	$395,018	$920,559

Guy M. Campbell	23,700	2.08%	$37.19	8/26/2012	$358,820	$836,202

Gary L. McArthur	20,000	1.75%	$37.19	8/26/2012	$302,801	$705,656

Bryan R. Roub	62,400	5.47%	$37.19	8/26/2012	$944,740	$2,201,646

Shareholder Gain(3)					$2,260,557,926	$5,267,501,249

Named Executive Officers’ Gain as a % of All Shareholder Gain					0.24%	0.24%

(1)	All stock option grants were made under our 2000 Stock Incentive Plan. Each such stock option generally expires after seven years from the date of grant and is exercisable in installments of: 50% after June 30, 2006; 75% after June 30, 2007; and 100% after three years from the date of grant, except for the options granted to Mr. Shuman, which are exercisable 50% after August 15, 2006; 75% after August 15, 2007; and 100% after August 15, 2008. These options were granted on August 26, 2005, except for the options granted to Mr. Shuman, which were granted to him on his August 15, 2005 start date. The exercise price is the closing price of a share of our common stock on the date of grant and may be paid in cash and/or shares of our common stock, or an optionholder may use “broker assisted cashless exercise” procedures. In the event of death while employed, options shall immediately become fully vested and shall be exercisable for up to twelve months following the date of death. In the event of retirement after age 62 with ten or more years of service, options shall continue to vest and be exercisable until the regularly scheduled expiration date. In the event of retirement before age 62 but after age 55 with ten or more years of service, options shall cease vesting and options exercisable at the time of such retirement will continue to be exercisable until the regularly scheduled expiration date. In the event of a change in control, outstanding options immediately vest and become exercisable.

(2)	In fiscal 2006, Harris granted stock options covering a total of 1,141,400 shares of common stock to Harris employees and this number was used in calculating the percentages.

(3)	Shareholder gain reflects the hypothetical increase in market value of our common stock for all shareholders, assuming annual stock price appreciation of 5% and 10%, respectively, over a seven-year period.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES
      The table below presents information with respect to the number of shares acquired upon exercise of stock options and the aggregate gains realized on exercises during fiscal 2006 for the Named Executive Officers. The table also sets forth the number of shares covered by exercisable and unexercisable options held by those executives on June 30, 2006, and the aggregate gains that would have been realized had these options been exercised on June 30, 2006, even though they were not exercised and the unexercisable options could not have been exercised on that date. None of the Named Executive Officers has stock appreciation rights.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options/SARs at Fiscal		Options/SARS at
	Acquired	Value	Year-End (#)		Fiscal Year-End(2)($)
	on Exercise	Realized
Name	(#)(1)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Howard L. Lance	278,067	$5,720,037	232,021	287,500	$3,121,482	$4,266,250

Robert K. Henry	34,284	$798,483	234,782	61,300	$5,029,848	$856,004

Jeffrey S. Shuman	0	$0	0	26,000	$0	$108,940

Guy M. Campbell	0	$0	61,350	36,350	$1,160,187	$560,937

Gary L. McArthur	0	$0	81,394	27,000	$1,721,561	$379,495

Bryan R. Roub	51,114	$1,152,425	283,546	61,700	$3,915,793	$765,402

(1)	Upon exercise, option holders may surrender shares to pay the option exercise price and satisfy tax-withholding requirements. The number of shares acquired on exercise is provided on gross amounts absent netting for shares surrendered. The number of shares acquired upon exercise after netting out shares surrendered to pay the exercise price and satisfy tax withholding is as follows: Mr. Lance — 87,491 shares; Mr. Henry — 11,432 shares; and Mr. Roub — 17,375 shares.

(2)	Market value of shares underlying in-the-money options on June 30, 2006, less option exercise price. The market value is based upon the June 30, 2006 closing price of $41.51 per share of our common stock reported on the New York Stock Exchange Composite Transactions Tape.
LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR
      The table below sets forth information with respect to awards of performance shares granted under our 2000 Stock Incentive Plan during fiscal 2006 to the Named Executive Officers. The performance period for the awards in the table is the three-year period ending June 30, 2008.

			Estimated Future Payouts Under
		Performance or	Non-Stock Price-Based Plans
		Other Period
	Number of	Until Maturation	Threshold	Target	Maximum
Name	Shares	or Payout	Shares (#)	Shares (#)	Shares (#)

Howard L. Lance	42,000	6/30/2008	0	42,000	63,000

Robert K. Henry	11,500	6/30/2008	0	11,500	17,250

Jeffrey S. Shuman	8,500	6/30/2008	0	8,500	12,750

Guy M. Campbell	5,700	6/30/2008	0	5,700	8,550

Gary L. McArthur	4,800	6/30/2008	0	4,800	7,200

Bryan R. Roub	—	—	—	—	—

      Grants of performance shares to participants are made at the beginning of each performance period and are earned based on the performance of a business unit, Harris or some combination thereof. Performance criteria include one or a combination of our cumulative earnings per share, operating income and return on invested capital during the strategic plan cycle. Share payouts are made following the determination of the Management Development and Compensation Committee and, in the case of the Chief Executive Officer, the other independent directors, and are based upon financial performance compared with strategic plan objectives. Payouts for performance shares granted during fiscal 2006 may also be adjusted based upon a comparison of Harris’ earnings per share and return on invested capital performance compared with Standard and Poor’s 500 and Midcap 400 Indices’ performance over the performance period. Share payouts range from zero to a maximum of 150% of the original shares awarded. The terms of these awards are intended to comply with Internal Revenue Code Section 162(m) requirements. During the performance period, participants receive cash dividend equivalent payments on the performance share awards in an amount equal to dividends paid to shareholders on our common stock.
      If an executive ceases to be an employee of Harris prior to the expiration of the performance period for any reason other than death, disability, retirement after age 55 with ten or more years of full-time service, or involuntary termination of employment of the executive other than for misconduct, all performance shares shall be forfeited. In the case of death, disability, retirement after age 55 with ten or more years of full-time service, or involuntary termination of employment of the executive other than for misconduct, the executive or his or her estate shall be eligible to receive a pro-rata portion of the award that would otherwise be issued at the expiration of the performance period.
      In the event of a change in control, the performance objectives applicable to the award are deemed to be attained, and performance shares are to be paid out at the end of the performance period, provided that:

•	In the event of death, disability, retirement or involuntary termination other than for cause following a change in control, the shares are to be paid as soon as practicable;

•	In the event of resignation or termination for cause following a change in control, the shares are forfeited; and

•	In the event of certain defined changes in our capital structure following a change in control, then, at the participant’s election, the award is to be paid in shares or cash, as soon as practicable.
EMPLOYMENT AND CHANGE IN CONTROL SEVERANCE AGREEMENTS
Employment Agreement — Howard L. Lance
      On December 3, 2004, our Board of Directors approved, and Harris and Mr. Lance entered into, a letter agreement (the “Letter Agreement”) providing for Mr. Lance’s continued employment as Harris’ Chief Executive Officer and President, and his continued service as a director and Chairman of the Board of Directors. The terms of Mr. Lance’s employment by Harris have been governed by the Letter Agreement since January 20, 2005, following the expiration on January 19, 2005 of the Executive Employment Agreement, dated as of January 20, 2003, by and between Harris and Mr. Lance and all obligations under that agreement.
      The Letter Agreement provides for an indefinite term of employment commencing on January 20, 2005 and ending on termination of Mr. Lance’s employment either by Harris with or without “cause,” or upon Mr. Lance’s resignation for “good reason” (as such terms are defined in the Letter Agreement), death, disability, or other resignation or retirement.
      In the event Mr. Lance’s employment is terminated by Harris without cause, which Harris is entitled to do upon thirty days’ prior written notice, or by Mr. Lance for good reason, then Mr. Lance would be entitled to receive from Harris (i) continuation of his then-current base salary for a period of two years; (ii) his pro-rated bonus for the year of termination; (iii) without duplication, his accrued but unpaid base salary through the date of termination, his earned but unpaid bonus for the prior fiscal year, reimbursement of reasonable business expenses incurred prior to the date of termination, and other or additional compensation benefits in accordance with the terms of applicable Harris plans or employee benefit programs for terminated employees; (iv) continued participation in the medical, dental, hospitalization, short-term and long-term disability, and group life insurance coverage plans of Harris in which he was participating on the date of termination until 24 months following such date of termination (or, if earlier, until the date or dates on which he receives comparable coverage and benefits under the plans and programs of a subsequent employer); (v) during the two-year period following termination and notwithstanding the terms and conditions of his stock option and restricted stock agreements, continued vesting of his unvested restricted stock and/or options, and as to vested stock options, continued exercisability until the date which is three months after the end of such two-year period; (vi) pro-rated vesting of his outstanding performance share awards pursuant to Harris’ performance targets and resultant performance; and (vii) outplacement services at Harris’ expense for up to one year following the date of termination in accordance with the practices of Harris as in effect from time to time for senior executives.
      In the event Mr. Lance’s employment is terminated by Harris for cause or upon Mr. Lance’s resignation other than for good reason, death, disability, or retirement, then Mr. Lance (or his estate or legal representative, as appropriate) shall be entitled to receive from Harris his accrued but unpaid base salary through the date of termination, his earned but unpaid bonus for the prior fiscal year, reimbursement of reasonable business expenses incurred prior to the date of termination, and other compensation benefits in accordance with the terms of applicable Harris plans or employee benefit programs for terminated employees. In the event Mr. Lance’s employment is terminated as a result of his death or disability, he shall also be entitled to other compensation benefits in accordance with the terms of applicable Harris plans for employees who die or become disabled, as appropriate.
      In the event of a change in control of Harris (which, as provided in the Letter Agreement, is defined in the Executive Severance Agreement, dated as of January 20, 2003, by and between Harris and Mr. Lance), and if Mr. Lance’s employment terminates under the circumstances provided under such Executive Severance Agreement, then Mr. Lance will be entitled to the compensation and benefits provided under such Executive Severance Agreement in lieu of any compensation or benefits receivable by him under the Letter Agreement.
      The Letter Agreement also provides that Mr. Lance may not, for a one-year period following termination of his employment for any reason (or a two-year period if he is receiving severance from Harris), without Harris’ prior written consent, associate with an enterprise that competes with Harris, and, during his employment with Harris and for a two-year period following termination of his employment for any reason, solicit any customer or any employee of Harris to leave Harris.
      Effective August 26, 2006, the Board approved an enhancement to Mr. Lance’s basic life insurance benefit, raising it to two and one-half times his eligible compensation, subject to a limit of $10 million of coverage. Eligible compensation consists of annual base salary plus his then current annual incentive plan target bonus. Harris will also reimburse Mr. Lance for any federal income tax obligation resulting from this benefit.
Employment Agreement — Guy M. Campbell
      Harris provided Mr. Campbell an Offer Letter dated August 8, 2003, offering him employment as President, Microwave Communications Division. The terms of continuing applicability to Mr. Campbell’s employment under the Offer Letter are that he is eligible to receive two years of base and incentive compensation in the event of a change in control, as set forth below under “Executive Change in Control Severance Agreements,” and one year of severance in the form of base and pro-rated incentive compensation in the event his employment is terminated for other than performance reasons. Under the terms of the Offer Letter, Mr. Campbell is also entitled to participate in Harris’ comprehensive employee benefit program, executive long-term disability insurance coverage, 401(k) Plan and Supplemental Executive Retirement Plan.

Employment Agreement — Jeffrey S. Shuman
      Harris provided Mr. Shuman an Offer Letter dated July 5, 2005, offering him employment as Vice President, Human Resources & Corporate Relations. Material terms of continuing applicability to Mr. Shuman’s employment include an annual review of his base salary and a potential payout with respect to an award of 8,500 performance shares in August 2005 for the three fiscal year performance period consisting of fiscal years 2006, 2007 and 2008. In addition, he is eligible to receive three years of base and incentive compensation in the event of a change in control, as set forth below under “Executive Change in Control Severance Agreements,” and one year of severance in the form of base and pro-rated incentive compensation in the event his employment is terminated for other than performance reasons. Under the terms of the Offer Letter, Mr. Shuman is also entitled to participate in Harris’ comprehensive employee benefit program, executive long-term disability insurance coverage, 401(k) Plan and Supplemental Executive Retirement Plan.
     Executive Change in Control Severance Agreements
      To provide continuity of management and dedication of our corporate executives in the event of a threatened or actual change in control of Harris, our Board has approved change in control severance agreements for our officers and key managers, including the Named Executive Officers. Under these agreements, our officers and key managers are provided with severance benefits in the event the executive’s employment is terminated by us without cause, or by the executive for good reason, within two years following a change in control (all terms as defined in the severance agreement). Under the change in control severance agreement, the executive agrees not to voluntarily terminate his or her employment with us during the six-month period following a change in control.
      If triggered, the lump-sum severance benefit payable under the change in control severance agreement equals the sum of (a) the executive’s unpaid base salary through the date of termination, a pro-rated annual bonus (as determined under the severance agreement), any compensation deferred by the executive other than under a tax-qualified plan and any accrued vacation pay; and (b) from one to three times (based upon the executive’s position) the executive’s highest annual rate of base salary during the 12-month period prior to the date of termination and from one to three times (based upon the executive’s position) the greatest of the executive’s highest annual bonus in the three years prior to the change in control, the executive’s target bonus for the year during which the change in control occurred or the executive’s target bonus for the year in which the executive’s employment is terminated. Payment amounts are three times compensation and bonus for Messrs. Lance, Henry and Shuman and two times compensation and bonus for Messrs. Campbell and McArthur. In addition, for the two years following the date of termination, the executive receives the same level of medical, dental, accident, disability, life insurance and any similar benefits as are in effect on the date of termination (or the highest level of coverage provided to active executives, if more favorable). The executive also receives reimbursement for any relocation expense related to the pursuit of other business opportunities incurred within two years following the date of termination, for recruitment or placement services of up to $4,000 and for professional financial or tax planning services of up to $5,000 per year. The change in control severance agreement also provides for a tax gross-up payment to the executive in the event that payment of any severance benefits is subject to excise taxes imposed under Section 4999 of the Internal Revenue Code. In addition, pursuant to the change in control severance agreement we will reimburse the executive for any legal fees and costs with respect to any dispute arising under the severance agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Harris currently employs more than 13,900 employees and has an active recruitment program for soliciting job applications from qualified candidates. Harris seeks to hire the most qualified available candidates and does not preclude the hiring of family members of executives or other employees. During fiscal 2006, Paul Roub, son of Bryan R. Roub, our former Senior Vice President and Chief Financial Officer, was employed by us as a software engineer. Paul Roub’s salary was established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities and he received more than $60,000 in annual compensation.

HARRIS STOCK PERFORMANCE GRAPH
      The graph below compares the five-year cumulative total return of our common stock with the comparable five-year cumulative total returns of the Standard & Poor’s 500 Information Technology Sector Index (“S&P 500 Information Technology”) and the Standard & Poor’s 500 Composite Stock Index (“S&P 500”). The figures assume an initial investment of $100 on June 30, 2001 in Harris, the S&P 500 Information Technology and the S&P 500, and the reinvestment of all dividends.
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG HARRIS, S&P 500 AND S&P 500 INFORMATION TECHNOLOGY

HARRIS FISCAL YEAR END	2001	2002	2003	2004	2005	2006
Harris	$100	134	112	192	237	318
S&P 500	$100	82	82	98	104	113
S&P 500 Information Technology	$100	61	66	82	79	80
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, as well as persons who own more than ten percent of our outstanding shares of common stock, to file reports of ownership and changes in ownership of our securities with the SEC and the NYSE. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis.
      Based solely upon a review of the forms furnished to us, or written representations from certain persons that no Forms 5 were required, we believe that all required forms have been timely filed for fiscal 2006, except that a Form 3 filed on October 13, 2004 by our Vice President and General Counsel, Eugene S. Cavallucci, did not reflect his ownership of ten additional shares of Harris common stock. Mr. Cavallucci filed a Form 5 on August 14, 2006 to make the correction.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
Fees Paid to Independent Registered
Public Accountants
      E&Y served as Harris’ independent registered public accountants for the fiscal year ended June 30, 2006. In addition to the engagement to audit our financial statements and internal control over financial reporting and to review the financial statements included in our quarterly reports on Form 10-Q, E&Y was also engaged by us during fiscal 2006 to perform certain audit-related services.
      The following table presents fees for professional audit services rendered by E&Y for the audit of our annual financial statements for the fiscal years ended June 30, 2006 and July 1, 2005 and fees for other services rendered by E&Y during those periods.

	Fiscal 2006	Fiscal 2005

Audit Fees	$4,236,100	$4,336,100
Audit-Related Fees	141,400	0
Tax Fees	0	469,100
All Other Fees	0	0

Total	$4,377,500	$4,805,200

      Audit Fees. Audit services include fees associated with the annual audit and the audit of internal control over financial reporting, as well as reviews of Harris’ quarterly reports on Form 10-Q, SEC registration statements, accounting and reporting consultations and statutory audits required internationally for subsidiaries of Harris.
      Audit-Related Fees. Services within audit-related fees include the stand-alone audit of the Microwave Communications Division and transaction due diligence.
      Tax Fees. Tax-related services include preparation and assistance with tax returns for expatriate employees and various foreign legal entities of Harris, and tax compliance and advice regarding income taxes within the United States and various international jurisdictions.
      All Other Fees. For the fiscal years ended June 30, 2006 and July 1, 2005, no professional services were rendered or fees billed for other services not included within Audit Fees, Audit-Related Fees or Tax Fees.
      E&Y did not perform any professional services related to financial information systems design and implementation for Harris in fiscal 2006 or fiscal 2005.
      The Audit Committee has determined in its business judgment that the provision of non-audit services described above is compatible with maintaining E&Y’s independence.
Pre-Approval of Audit
and Non-Audit Services
      Under the Audit Committee Pre-Approval Policy and Procedures, as adopted by the Audit Committee, the Audit Committee must pre-approve all audit and non-audit services provided by our independent registered public accountants in order to ensure that the provision of such services does not impair their independence. The policy utilizes a framework of both general pre-approval for certain specified services and specific pre-approval for all other services.
      At the start of each fiscal year, the Audit Committee is asked to pre-approve the audit services, audit-related services and tax services together with specific details regarding such services anticipated to be required for such fiscal year including, when available, estimated fees. The Audit Committee reviews and, as it deems appropriate, pre-approves those services. The Audit Committee reviews, on at least a quarterly basis, the services provided to-date and actual fees against the estimates, and such fee amounts may be updated to the extent appropriate at the regularly scheduled meetings of the Audit Committee. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount. The Audit Committee may also revise the list of pre-approved services and related fees from time to time. All of the services described above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees,” with respect to fiscal 2006, were pre-approved in accordance with this policy.

      If we seek to engage the independent registered public accountants for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the estimated fees. Such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the Chairperson of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairperson is then reported to the full Audit Committee for ratification at the next Audit Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairperson of the Audit Committee is required before our independent registered public accountants may commence any engagement. Additional pre-approval is required before any fees can exceed approved fees for any such specifically-approved services.
Appointment of Independent
Registered Public Accountants
for Fiscal 2007
      The Audit Committee has appointed E&Y to audit our books and accounts for the fiscal year ending June 29, 2007.
      Although applicable law does not require shareholder ratification of the appointment, our Board has decided to ascertain the position of our shareholders on the appointment. If our shareholders do not ratify the appointment of E&Y, the Audit Committee will reconsider the appointment. We expect that a representative of E&Y will be present at the 2006 Annual Meeting to respond to appropriate questions of shareholders and to make a statement if he or she desires to do so.
      As provided in the Audit Committee’s Charter and as discussed above, the Audit Committee is responsible for directly appointing, retaining, terminating and overseeing our independent registered public accountants. While Harris has a very long-standing relationship with E&Y, the Audit Committee continuously evaluates the independence and effectiveness of the independent public registered accounting firm and its personnel, and the cost and quality of its audit and audit-related services. In accordance with sound corporate governance practices and in order to ensure that the Audit Committee and our shareholders are receiving the best and most cost effective audit services available, the Audit Committee is considering issuing a request for proposal from E&Y and other large nationally recognized accounting firms with regard to our audit engagement for fiscal year 2008. This request for proposal process could result in a firm other than E&Y providing audit engagement services to us for fiscal 2008.
Recommendation Regarding Proposal 2
      The affirmative vote of a majority of the shares represented at the 2006 Annual Meeting of Shareholders and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of independent registered public accountants. Abstentions will have the effect of a vote against ratification of the appointment of the independent registered public accountants.
      Our Board of Directors recommends that you vote FOR ratification of the Audit Committee’s appointment of E&Y as independent registered public accountants for the fiscal year ending June 29, 2007.
SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING
      Pursuant to applicable requirements of the Securities Exchange Act of 1934, as amended, in order to be considered for inclusion in our proxy statement and form of proxy for the 2007 Annual Meeting, we must receive any proposals that shareholders wish to present no later than May 21, 2007. Such proposals will need to be in writing and to comply with SEC regulations regarding the inclusion of shareholder proposals in Harris-sponsored proxy materials.
      In addition, our By-Laws provide that, for any shareholder proposal or director nomination to be properly presented at the 2007 Annual Meeting, whether or not also submitted for inclusion in our proxy statement, we must receive notice of the matter not less than 90 nor more than 120 days prior to October 27, 2007. Thus to be timely, the notice of a proposal for the 2007 Annual Meeting of Shareholders must be received by our Corporate Secretary no earlier than June 29, 2007 and no later than July 29, 2007. Further, any proxy granted with respect to the 2007 Annual Meeting will confer discretionary authority to vote with respect to a shareholder proposal or director nomination if notice of such proposal or nomination is not received by our Corporate Secretary on or before August 4, 2007. Each notice of director nomination must contain the name and address of the shareholder who intends to make the nomination; the name, address and written consent of the nominee; and any other nominee information as would be required to be disclosed in a proxy solicitation. A copy of our By-Laws is available on the Corporate Governance section of our website at www.harris.com/harris/cg/. You may also obtain a copy of our By-Laws upon written request to our Corporate Secretary at the address below.
      A nomination or proposal that does not supply adequate information about the nominee or proposal, and the shareholder making the nomination or proposal, will be disregarded. You should address all nominations or proposals to:

Corporate Secretary
Harris Corporation
1025 West NASA Boulevard
Melbourne, Florida 32919
DISCRETIONARY VOTING ON OTHER MATTERS
      Except for the matters described in this proxy statement, our Board of Directors is not aware of any matter that will or may be properly presented at the 2006 Annual Meeting. The deadline under our By-Laws for any shareholder proposal to be properly presented at the 2006 Annual Meeting has passed. If any other matter is properly brought before the 2006 Annual Meeting, the persons named in the proxy card and voting instructions intend to vote the shares for which we have received proxies in accordance with their best judgment.
MISCELLANEOUS MATTERS
Annual Report on Form 10-K
      Our Annual Report on Form 10-K for our fiscal year ended June 30, 2006 was mailed to our shareholders with this proxy statement. Upon request, we will furnish to shareholders without charge a copy of the Annual Report on Form 10-K. The Annual Report on Form 10-K also has been filed with the SEC. Shareholders may obtain a copy by:

•	Writing to our Corporate Secretary at: Harris Corporation 1025 West NASA Boulevard Melbourne, FL 32919; or

•	Calling (321) 727-9100.
      A copy is also available on the Investor Relations section of our website at www.harris.com/investor-relations.html.
Shareholder List
      A list of our shareholders of record as of the September 1, 2006 record date will be available for examination for any purpose germane to the 2006 Annual Meeting during normal business hours at 1025 West NASA Boulevard, Melbourne, Florida, at least ten days prior to the 2006 Annual Meeting and also will be available for examination at the 2006 Annual Meeting.
By Order of the Board of Directors
Scott T. Mikuen
Vice President-Associate
General Counsel and
Corporate Secretary
Melbourne, Florida
September 18, 2006

Appendix A
HARRIS CORPORATION
CORPORATE GOVERNANCE PRINCIPLES
OF THE
BOARD OF DIRECTORS
I. INTRODUCTION.
      The Board of Directors (the “Board”) of Harris Corporation (the “Corporation”), acting on the recommendation of its Corporate Governance Committee, has developed and adopted these principles as a general guide to assist the Board in carrying out its responsibilities and to promote the effective functioning of the Board and its committees. The Board, on behalf of the Corporation and its shareholders, oversees and provides general direction to the management of the Corporation.
      In addition to other Board or committee responsibilities outlined below, the responsibilities of the Board include: reviewing the overall operating, financial and strategic plans and performance of the Corporation; selecting and evaluating the Corporation’s Chief Executive Officer (“CEO”), either directly or through a committee overseeing the appointment and evaluation of the Corporation’s senior officers; overseeing appropriate policies of corporate conduct and compliance with laws; and, reviewing the process by which financial and non-financial information about the Corporation is provided to employees, management, the Board and the Corporation’s shareholders.
      The Corporation’s senior officers, under the direction of the CEO, are responsible for the operations of the Corporation, implementation of the strategic, financial, and management plans of the Corporation, preparation of financial statements and other reports that accurately reflect requisite information about the Corporation, and timely reports which inform the Board about the foregoing matters.
      These principles are not intended as binding legal obligations or inflexible requirements, and are not intended to interpret applicable laws and regulations or modify the Corporation’s Certificate of Incorporation or By-laws. These principles are subject to modification and the Board in the exercise of its discretion, shall be able to deviate from these principles from time to time, as the Board may deem appropriate or desirable or as required by applicable laws and regulations.
II. BOARD COMPOSITION.
      (a) Size of the Board; Staggered Board. The Board will periodically review the appropriate size of the Board given factors deemed relevant to the Board, including providing for sufficient diversity among non-employee directors while also facilitating substantive discussions and input in which each director can meaningfully participate. The Corporation’s Certificate of Incorporation and By-laws currently provide that the authorized number of directors will be not less than eight or more than thirteen. The Board is classified with the terms of office of each of the three classes of directors ending in successive three-year terms, as provided in the Corporation’s Certificate of Incorporation. The Board believes that this staggered election of directors helps maintain continuity and stability of the work of the Board and assists in conducting long-term strategic planning, which is vital to the Corporation’s future success.
      (b) Majority of Independent Directors. A majority of the directors serving on the Board will meet the standard of director independence set forth in the New York Stock Exchange listing standards as the same may be amended from time to time (the “listing standards”), as well as other factors not inconsistent with the listing standards that the Board considers appropriate for effective oversight and decision-making by the Board.
      (c) Affirmative Determination of Independence. The Board will affirmatively determine annually and at other times required by the listing standards that the directors designated as independent have no material relationships to the Corporation (either directly or with an organization in which the director is a partner, shareholder or officer or is financially interested) that may interfere with the exercise of their independence from management and the Corporation. If the Board determines that a director has a relationship which is not material, the Corporation will disclose the determination in its annual proxy statement, provided that the Board may adopt and disclose categorical standards to assist it in making determinations of independence and disclose if a director meets these standards.
      (d) Management Directors. The Board anticipates that the Corporation’s CEO will be nominated to serve on the Board. The Board may also appoint or nominate other members of the Corporation’s management whose experience and role at the Corporation are expected to help the Board fulfill its responsibilities.
      (e) Selection of Chairman and Presiding Independent Director. The Board will periodically appoint a Chairman of the Board. The Board believes it is appropriate and efficient for the Corporation’s CEO also to serve as Chairman. However, the Board retains the authority to separate those functions in the future if it deems such action is appropriate. The Board has adopted a procedure for the selection of an individual to act as Chairperson to preside at the sessions of independent directors. The procedure requires the annual rotation of the individual to chair the Board sessions of independent directors among the Chairpersons of each of the Board committees, in alphabetical order by committee name. The Corporation will appropriately disclose: (i) the procedure by which such presiding director is chosen; and (ii) the method by which interested parties may contact the independent directors. The Board has considered the concept of a “lead” non-employee director and believes that rather than designating a lead non-employee director, the annual rotation of an independent director to chair the Board sessions of independent directors is more effective.
      (f) Selection of Board Nominees. The Board has overall responsibility for the selection of candidates for nomination or appointment to the Board. The Corporate Governance Committee will evaluate and recommend director candidates to the Board for nomination or appointment. The Board will determine the individuals to be nominated to serve on the Corporation’s Board for election by shareholders at each annual meeting of shareholders, and to be appointed to fill vacancies on the Board.
      (g) Board Membership Criteria. The Board’s policy is to encourage the selection of directors who will contribute to the Corporation’s overall corporate goals including: responsibility to its shareholders, industry leadership, customer success, positive working environment, and integrity in financial reporting and business conduct. The Board, based on the recommendation of the Corporate Governance Committee, will select new nominees for the position of director considering the following criteria:

•	Demonstrated ability and sound judgment that usually will be based on broad experience;

•	Personal qualities and characteristics, accomplishments and reputation in the business community, professional integrity, educational background, business experience and related experience;

•	Willingness to objectively appraise management performance;

•	Giving due consideration to potential conflicts of interest, current knowledge and contacts in the communities in which the Corporation does business and in the Corporation’s industry or other industries relevant to the Corporation’s business;

•	Ability and willingness to commit adequate time to Board and committee matters including attendance at Board meetings, committee meetings, and annual shareholders meetings;

•	Fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Corporation and the interests of its shareholders; and

•	Diversity of viewpoints, background, experience and similar demographics.
      The Board and the Corporate Governance Committee will, from time to time, review the experience and characteristics appropriate for Board members and director candidates in light of the Board’s composition at the time and the skills and expertise needed for effective operation of the Board and its committees.

      (h) Term Limits; Retirement; Change in Status; Other Directorships.

(i) No Term Limits. The Board does not impose term limits, because of the belief they could unnecessarily interfere with the continuity, diversity, developed experience and knowledge, and the long-term outlook of the Board. The Board, based on recommendations by the Corporate Governance Committee, will review the prior service of the director who is eligible to be re-nominated for Board membership, including an assessment of individual director performance, attendance, length of service, number of other public and private corporation boards on which the individual serves, composition and requirements of the Board at that time, and other relevant factors.

(ii) Retirement Policy. Directors will retire from the Board effective at the end of the month in which they reach age 72. In the event that a director’s 72nd birthday falls within twelve months of the Annual Meeting of Shareholders at which such director would stand for re-election, such director shall not stand for re-election. Upon reaching age 72, a director shall tender his or her resignation.

(iii) Change in Status. Individual directors who (A) retire, or (B) change the primary job responsibility or employer they had when last elected or appointed to the Board, will promptly tender their resignation so that the Corporate Governance Committee and the Board may determine, on a case-by-case basis, whether the director’s continued Board membership is in the best interest of the Corporation, free from conflict of interests, and is otherwise appropriate.

(iv) Other Directorships. The Board recognizes that individuals should limit the number of boards on which they serve so they can give proper attention to each board responsibility. The Corporate Governance Committee shall consider the number of other boards on which a prospective nominee is a member. The Board believes that directors should simultaneously serve on no more than four other public company boards. Directors are expected to advise the Chairman of the Board, the Chairperson of the Corporate Governance Committee and the Corporate Secretary in advance of accepting any other company directorship. To avoid any potential conflict of interest, it is expected that Board members will refrain from serving as a director with any companies that compete with the Corporation.
      (i) Communications with Independent Directors. The Board will maintain procedures for interested parties to communicate with the non-employee directors. These procedures will be published in the Proxy Statement for each annual meeting of shareholders and posted on the Corporation’s internet site.
III. BOARD COMPENSATION.
      The Board, through the Corporate Governance Committee, will review or request management or outside consultants (retained by or at the direction of the Corporate Governance Committee) to review appropriate compensation policies or changes in compensation policies for the directors serving on the Board and its committees. This review may consider Board compensation practices of other comparable public companies, contributions to the Board functions, time commitments expected for Board and committee service, and other appropriate factors. The Board believes that equity-based compensation is an important component of director compensation as it aligns the director’s interests with those of shareholders. The Board, upon the recommendation of the Corporate Governance Committee, may adopt share ownership guidelines for independent directors. The Corporate Governance Committee will review director compensation annually and recommend changes, if any, to the Board for approval.
IV. BOARD MEETINGS.
      (a) Scheduling of Full Board Meetings and Committee Meetings. The Board meeting schedule and agenda are developed with direct input from directors. Meeting lengths vary as business and discussion dictate. Teleconference meetings may be used between regular meetings to address significant issues.
      During each fiscal year, the Board will generally hold six regular meetings. In consultation with each Committee Chairperson, the Chairman recommends a meeting schedule (including frequency and length of meeting) for the Board and meeting schedules and suggested agendas for the committees for the next two years. The schedule and agendas are reviewed by the Corporate Governance Committee and then presented to the full Board for approval.
      (b) Executive Sessions of Non-Management Directors. To ensure free and open communication among the non-management directors of the Board, each fiscal year the non-management directors will hold regularly scheduled executive sessions without management directors or management present, at such times and for such purposes as the non-management directors consider to be appropriate. For the convenience of the directors, these meetings may, but need not, be scheduled to coincide with the dates of regular Board meetings. The independent directors may invite the Corporation’s independent auditors, legal counsel, other consultants or advisors, finance staff and other employees to attend portions of these meetings. Non-management directors who are not independent under the rules of the New York Stock Exchange may participate in these executive sessions, but independent directors shall meet separately in executive session at least once per year.
      (c) Agenda. The Board shall be responsible for its agenda. The Chairman of the Board and the Corporate Secretary will have primary responsibility for suggesting the specific agenda for each meeting and arranging for the agenda to be sent in advance of the meeting to the directors along with appropriate written information and background materials. Each Board committee Chairperson and each individual director is encouraged to suggest specific items for inclusion on the agenda. The Chairperson and the full Board each separately may require the Board to meet in executive sessions to discuss sensitive matters with or without distribution of written materials.
      (d) Access to Management and Information; Meeting Materials Distributed in Advance. The Corporation’s management will afford each Board member full access to the Corporation’s management and employees and the outside auditors, legal counsel and other professional advisors for any purpose reasonably related to the Board’s responsibilities. Each director is entitled to: (i) inspect the Corporation’s books and records and obtain such other data and information as the director may reasonably request; (ii) inspect facilities as reasonably appropriate for the performance of director duties; and (iii) receive notice of all meetings in which a director is entitled to participate and copies of all Board and committee meeting minutes. Information and data that is important to the business and/or that related to items expected to be discussed or acted upon by the Board at a meeting, will be distributed to the Board before the Board meets. The Board intends that this information be understandable, organized and distributed in a timely manner to allow for meaningful review.
      (e) Independent Inquiries and Advisors. The Board is authorized to conduct investigations, and to retain, at the expense of the Corporation, independent legal, accounting, investment banking, or other professional advisors selected by the Board, for any matters relating to the purpose or responsibilities of the Board.
V. BOARD COMMITTEES.
      (a) Committees. The committees of the Board are: the Audit Committee; Business Conduct and Corporate Responsibility Committee; Corporate Governance Committee; Finance Committee; and Management Development and Compensation Committee. The Board may, from time to time, establish additional committees or, subject to compliance with applicable law and applicable listing standards, dissolve or otherwise reconfigure existing committees.
      (b) Committee Member Selection. After considering the recommendations of the Corporate Governance Committee, the Board will designate the members and the Chairperson of each committee, endeavoring to match the committee’s function and needs for expertise with individual skills and experience of the appointees to the committee. Each member of the Audit, Business Conduct and Corporate Responsibility, Management Development and Compensation, and Corporate Governance Committees will be independent as defined in the applicable listing standards, laws and regulations and, in the case of the Audit Committee, who also satisfy the additional eligibility requirements of the SEC’s rules and regulations. The required qualifications for the members of each committee shall be set out in the respective committee’s charter.

      (c) Committee Functions. Each of the Board committees will have a written charter approved by the Board in compliance with applicable listing standards, laws and regulations. The number and content of committee meetings and means of carrying out committee responsibilities will be determined by each committee in light of the committee’s charter, the authority delegated by the Board to the committee, and legal, regulatory, accounting or governance principles applicable to that committee’s function. The Chairperson of each committee, in consultation with the appropriate members of the committee and management, will develop and approve the committee’s agenda. The Corporation’s management will afford access to the Corporation’s employees, professional advisors, and other resources, if needed, to enable committee members to carry out their responsibilities.
VI. BOARD MEMBER RESPONSIBILITIES.
      (a) Director Responsibilities.

(i) Generally. The business and affairs of the Corporation shall be managed by or under the supervision and direction of the Board in accordance with Delaware law. The core responsibility of the Board of Directors is to exercise its fiduciary duty to act in the best interest of the Corporation and its shareholders. A director is expected to discharge his or her director duties, including duties as a member of a committee on which the director serves, in good faith and in a manner the director reasonably believes to be in the best interests of the Corporation.

(ii) Disclose Relationships. Each independent director is expected to disclose promptly to the Board any existing or proposed relationships with the Corporation (other than service as a Board member or on Board committees) which could affect the independence of the director under applicable listing standards or any additional standards as may be established by the Board from time to time, including direct relationships between the Corporation and the director and his or her family members, and indirect relationships between the Corporation and any business, nonprofit or other organization in which the director is a general partner or manager, officer, or significant shareholder, or is materially financially interested.

(iii) Reporting and Compliance Systems. Based on information available to the director, each director should be satisfied that Corporation management maintains an effective system for timely reporting to the Board or appropriate Board committees on the following: (i) the Corporation’s financial and business plans, strategies and objectives; (ii) the recent financial results and condition of the Corporation and its business segments; (iii) significant accounting, regulatory, competitive, litigation and other external issues affecting the Corporation; and (iv) systems of control which promote accurate and timely reporting of financial information to shareholders and compliance with laws and corporate policies. Based on information furnished by management or otherwise available to the Board, each director is expected to have a basic understanding of the foregoing matters.

(iv) Attendance and Preparation. Board members are expected to devote sufficient time and attention to prepare for, attend and participate in Board meetings and meetings of committees on which they serve, including advance review of meeting materials that may be circulated prior to each meeting. In the absence of unavoidable conflict, all Board members are also expected to attend the Annual Meeting of Shareholders. SEC rules require disclosure in the Corporation’s proxy statement of any director who fails to attend an aggregate of 75% of all Board and committee meetings and the number of Board members that attended the prior year’s Annual Meeting of Shareholders.

(v) Reliance on Management and Outside Advisors. In discharging responsibilities as a director, a director is entitled to rely in good faith on reports, opinions or other information provided by Corporation management, independent auditors, legal counsel, other consultants and advisors, and other persons as to matters the director reasonably believes to be within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

      (b) Code of Conduct and Ethics. Each member of the Board shall at all times exhibit high standards of integrity and ethical behavior. Each director shall adhere to the applicable Corporation policies concerning integrity and ethical behavior, including the Corporation’s Directors Standards of Business Conduct. In addition, directors must avoid any conflict between their own interests and the interests of the Corporation in dealing with suppliers, customers, and other third parties, and in the conduct of their personal affairs.
      (c) Transactions Affecting Director Independence. Without the prior approval of a majority of disinterested members of the full Board, and, if required by the listing standards, the Audit Committee, the Corporation will not make significant charitable contributions to organizations in which a director or a family member of the director is affiliated, enter into consulting contracts with (or otherwise provide indirect forms of compensation to) a director, or enter into any relationships or transactions (other than service as a director and Board committee member) between the Corporation and the director (or any business or nonprofit entity or organization in which the director is a general partner, controlling shareholder, officer, manager, or trustee, or materially financially interested). Notwithstanding the foregoing, to the extent required to comply with SEC rules, no member of the Audit Committee will be an affiliated person of the Corporation or receive any direct or indirect compensation from the Corporation other than for service as a director and on committees on which the individual serves.
      (d) Orientation and Continuing Education. The Board is expected periodically to review appropriate policies and procedures for providing orientation sessions for newly elected or appointed directors, including background material on the Corporation, its business plans, legal affairs, and risk profile, and meetings with senior management, and recommending on an as-needed basis continuing director education programs for Board or committee members.
VII. SUCCESSION PLANNING.
      (a) CEO Succession Planning. At least annually, the Board shall review a succession plan addressing the policies and principles for selecting a successor to the CEO, both in an emergency situation or retirement and in the ordinary course of business. The succession plan should include an assessment of the experience, performance, skills and planned career paths for possible successors to the CEO.
      (b) Management Succession Planning. The CEO will review with the Board management succession and development plans for senior officers.
VIII. CEO EVALUATION AND EXECUTIVE COMPENSATION.
      (a) Evaluating and Approving Compensation for the CEO. The Board acting through the Management Development and Compensation Committee, annually reviews and evaluates the performance of the CEO and the Corporation against the Corporation’s goals and objectives and, acting through the independent directors, upon advice or with the assistance of the Management Development and Compensation Committee, approves the compensation and incentives of the CEO.
      (b) Evaluating and Approving Compensation of Senior Officers. The Board, acting through the Management Development and Compensation Committee, has the responsibility to approve overall compensation policies applicable to senior officers.
IX. MANAGEMENT RESPONSIBILITY.
      (a) Financial Reporting and Legal Compliance. While the Board has an oversight function, the Corporation’s management has the primary responsibility for (i) preparing financial statements which accurately and fairly present the Corporation’s financial results and condition, and (ii) maintaining systems, procedures and corporate culture which comply with legal and regulatory requirements and the ethical conduct of the Corporation’s business.
      (b) Corporate Communications. Management has the primary responsibility to establish policies concerning the Corporation’s communications with investors, shareholders, the press, customers, suppliers and employees. The CEO and designated management speak for the Corporation. Inquiries from the press, shareholders, or others are referred to the CEO for response.
      (c) Communication of Corporate Governance Guidelines and Charters. As required by the listing standards, management will assure that the Corporation’s website includes a copy of these guidelines, copies of the charters of the Audit, Corporate Governance, and Management Development and Compensation Committees and, if applicable, other committees of the Board, and a copy of the Corporation’s standards of business conduct. Management will also include in the Corporation’s annual report to shareholders statements to the effect that this information is available on the Corporation’s website and in print to any shareholder who requests it.
      (d) Outside Directorships of Chief Executive Officer. The CEO’s first obligation is to the Corporation but it is recognized that service on outside boards may be beneficial. The CEO will advise the Board, in advance of his/her desire to accept a position on another board. The Board, based on recommendation of the Corporate Governance Committee will decide if such a directorship is appropriate.
      (e) Standards of Business Conduct. The Corporation maintains standards of business conduct which sets forth the Corporation’s commitment to integrity and ethical behavior in all aspects of its business activity. The standards are applicable to all of the Corporation’s directors, officers, and employees who are required to periodically verify their awareness of, and compliance with, the standards. The Business Conduct and Corporate Responsibility Committee has oversight responsibility for the standards.
X. EVALUATION OF BOARD PERFORMANCE.
      The Board, acting through the Corporate Governance Committee, should conduct a self-evaluation at least annually to assess whether it is functioning effectively. The Corporate Governance Committee will periodically consider the mix of skills and experience that directors bring to the Board to assess whether the Board has the requisite experience and qualifications to perform its oversight function effectively.
      Each committee of the Board shall conduct a self-evaluation at least annually and report the results to the Board. Each committee’s evaluation must compare the performance of the committee with the requirements of its written charter.
HARRIS CORPORATION CORPORATE GOVERNANCE PRINCIPLES
Historical Perspective:
      The “Responsibilities of Directors” evolved through discussions by the Board of Directors of Harris Corporation at a series of single-subject seminars, the first of which was held in 1960. It was formalized as a written document in 1965 and then updated in certain respects at meetings of the Board of Directors in 1972, 1977, and 1994.
      The “Administration of the Board of Directors” derived from the “Board of Directors Guidelines” which was first approved by the Board of Directors in 1988 and revised in 1994.
      The “Responsibilities and Administration of the Board of Directors” is a consolidation of the “Administration of the Board of Directors” and the “Responsibilities of Directors” guidelines by the Corporate Governance Committee of the Board of Directors in December 1997 and was approved by the Committee in February 1998.
      The “Harris Corporation Corporate Governance Principles” evolved through discussions by the Corporate Governance Committee of the Board of Directors at the Committee’s February 2001, February 2002, and June 2002 meetings and a discussion with the Board of Directors in April 2002. It was presented to the Board of Directors for approval and adopted by the Board at the June 28, 2002, meeting and was further amended by the Board of Directors on June 25, 2004 and on October 28, 2005.

Appendix B
HARRIS CORPORATION
DIRECTOR INDEPENDENCE STANDARDS
      As permitted by the New York Stock Exchange Listing Standards, the Board of Directors (“Board”) of Harris Corporation (“Harris”) has adopted Director Independence Standards to assist in its determination of director independence. To be considered “independent” for purposes of these standards, a director must be affirmatively determined, by resolution of the Board as a whole, after due deliberation and a review of relevant information, to have no direct or indirect material relationship with Harris other than as a director. In each case, the Board will broadly consider all relevant facts and circumstances and will apply the following standards:
      1.  In no event will a director be considered “independent” if, within the preceding three years:

•	the director was an employee, or an immediate family member of the director was employed as an executive officer, of Harris; or

•	the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from Harris, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way of continued service with Harris); except that compensation received by an immediate family member of the director for services as a non-executive employee of Harris need not be considered in determining independence under this test; or

•	the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Harris; or

•	the director, or an immediate family member of the director, was employed as an executive officer of another company where any of Harris’ present executives serve on that company’s compensation committee; or

•	the director was an executive officer or employed by another company (other than a charitable organization), or an immediate family member of the director was employed as an executive officer of such company, that makes payments to, or receives payments from, Harris for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

2.	The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	Commercial Relationship: if a director of Harris is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, Harris for property or services in an amount which, in any single fiscal year, does not exceed the greater of (a) $1,000,000 or (b) 2% of the consolidated gross annual revenues of the company the director or the director’s immediate family member serves as an executive officer or employee, as applicable;

•	Indebtedness Relationship: if a director or an immediate family member of a director of Harris is an executive officer of another company which is indebted to, or to which Harris is indebted, and the total amount of either company’s indebtedness is less than 2% of the consolidated assets of the company wherein the director or immediate family member serves as an executive officer;

•	Equity Relationship: if the director is an executive officer of another company in which Harris owns a common stock interest, and the amount of the common stock interest is less

B-1

than 5% of the total shareholder’s equity of the company where the director serves as an executive officer;

•	Charitable Relationship: if a director of Harris, or the spouse of a director of Harris, serves as a director, officer, or trustee of a charitable organization, and within the preceding three years, Harris’ discretionary contributions to the organization in any single fiscal year are less than the greater of (a) $1,000,000 or (b) 2% of that organization’s gross revenues; or

•	Stock Ownership: the ownership of Harris shares by a director or a director’s immediate family members.

Annually, the Board will review all commercial and charitable relationships of directors to determine whether directors meet the categorical standards described in Sections 1 and 2 above.

3.	For relationships not covered by Section 2 above, or for relationships that are covered, but as to which the Board believes a director may nevertheless be independent (and to the extent that any such relationship would not constitute a bar to independence under NYSE listing standards), the determination of whether the relationship is material or not, and therefore whether the director would be independent, will be made by the directors who satisfy the independence guidelines set forth in Sections 1 and 2 above. Harris will disclose in its proxy statement any Board determination that a relationship was immaterial in the event that it did not meet the categorical standards set forth in Section 2 above.

4.	Members of Harris’ Audit Committee must also satisfy the independence requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934.

5.	For purposes of these standards, (a) an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home; except that when applying the independence tests described above, Harris need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated, and (b) “Harris” includes Harris Corporation and all of its consolidated subsidiaries.
The Board may revise these Director Independence Standards from time to time, as it deems appropriate, subject to applicable stock exchange listing requirements.
Adopted June 25, 2004.

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Appendix C
HARRIS CORPORATION
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER
I. PURPOSES.
      The purposes of the Audit Committee (“Committee”) of the Board of Directors (the “Board”) of Harris Corporation (the “Corporation”) are to:

1. assist Board oversight of: (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the independent auditors and the Corporation’s internal audit function; and

2. prepare a Committee report as required by the rules of the Securities and Exchange Commission (“SEC”) for inclusion in the Corporation’s annual proxy statement.
II. MEMBERSHIP.
      The Committee shall be comprised of not less than three members of the Board, each of whom the Board has determined has no material relationship with the Corporation and each of whom is otherwise “independent” under the rules of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934 and other applicable rules and regulations of the SEC. The Board shall also determine that each member is “financially literate,” and that at least one member of the Committee has “accounting or related financial management expertise” as such qualifications are interpreted by the Board in its business judgment and whether any member of the Committee is an “audit committee financial expert” as defined by the rules of the SEC. If the Board has determined that a member of the Committee is an audit committee financial expert, it may presume that such member has accounting or related financial management expertise.
      The members of the Committee shall be appointed by the Board on the recommendation of the Corporate Governance Committee and shall serve at the pleasure of the Board and for such term or terms as the Board may determine, or until their earlier resignation, death, or removal by the Board. No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee and discloses this determination in the Corporation’s annual proxy statement.
III. DUTIES AND RESPONSIBILITIES.
      The function of the Committee is oversight. The management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements and for the effectiveness of internal control over financial reporting. Management and the internal auditing department are responsible for maintaining and evaluating appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out an audit of the Corporation’s annual financial statements in accordance with generally accepted auditing standards, performing reviews of the Corporation’s quarterly financial statements in accordance with SAS 100 prior to the filing of each quarterly report on Form 10-Q, annually auditing management’s assessment of the effectiveness of internal control over financial reporting (commencing in the fiscal year ending July 1, 2005), and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not employees of the Corporation and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Committee or its members to conduct auditing or accounting reviews or procedures or to set auditor independence standards.
      The independent auditors shall submit to the Committee annually a formal written statement (“Statement as to Independence”), addressing at least the matters set forth in Independence Standards Board No. 1 and describing: (1) the auditors’ internal quality-control procedures; (2) any material issues raised by the most recent internal quality-control review or Public Company Accounting Oversight Board review of the auditors, or by any inquiry or investigation by other governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors; (3) any steps taken to deal with any such issues; and (4) an assessment of the auditors’ independence, all relationships between the independent auditors and the Corporation, including each non-audit service provided to the Corporation.
      The independent auditors shall submit to the Committee annually for disclosure purposes a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of the Corporation’s annual financial statements and the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Corporation’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice, and tax planning services, in the aggregate and by each service; and (iv) any other products and services rendered by the independent auditors, in the aggregate and by each service.
      To carry out its purposes, the Committee shall have the following duties and responsibilities:

1. with respect to the Corporation’s independent auditors:

(i) be directly responsible for the appointment, compensation, retention, termination, and oversight of the work of independent auditors, including the resolution of disagreements between management and the independent auditors regarding financial reporting, and the independent auditors shall report directly to the Committee;

(ii) be directly responsible for the appointment, compensation, and oversight of the work of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or to perform audit, review or attestation services, which firm shall also report directly to the Committee;

(iii) pre-approve, or to adopt appropriate procedures to pre-approve, all audit services, internal control-related services and non-audit services to be provided by the independent auditors to be performed for the Corporation, subject to the de minimus exceptions for non-audit services as described in the Securities Exchange Act of 1934 which, while not pre-approved, are approved by the Committee prior to the completion of the audit;

(iv) ensure that the independent auditors prepare and deliver annually a Statement as to Independence, to discuss with the independent auditors any relationships or services disclosed in this Statement that may impact the quality of audit services or the objectivity and independence of the Corporation’s independent auditors and to take appropriate action in response to this Statement to satisfy itself of the independent auditors’ independence;

(v) obtain from the independent auditors in connection with any audit a timely report relating to the Corporation’s annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management;

(vi) discuss with management the timing and process for implementing the rotation of the lead audit partner of the independent auditors, the concurring/independent partner and any other active audit engagement team partner; and

(vii) take into account the opinions of management and the Corporation’s internal auditors in assessing the independent auditors’ qualifications, performance and independence;

2. with respect to the internal auditing department:

(i) review the appointment, performance and replacement of the head of the internal auditing department;

(ii) advise the head of the internal auditing department that he or she is expected to provide to the Committee summaries of the significant reports and significant identified control issues and management’s responses thereto; and to advise the Committee of any significant changes to the internal audit department charter, staffing or budget; and

(iii) maintain direct communications with the Committee.

3. with respect to accounting principles and policies, financial reporting and other internal controls:

(i) advise management, the internal auditing department and the independent auditors that they are expected to provide to the Committee a timely analysis of significant issues and practices relating to accounting principles and policies, financial reporting and other internal controls;

(ii) consider any reports or communications, and management’s and/or the internal audit department’s responses thereto, submitted to the Committee by the independent auditors required by or referred to in SAS 61, as it may be modified or supplemented or other professional standards;

(iii) meet with management, the director of the internal auditing department and/or the independent auditors to discuss:

•	the scope of the annual audit;

•	the annual audited financial statements and quarterly financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statement should be included in the Corporation’s Form 10-K;

•	any significant matters arising from any audit including any audit problems or difficulties, whether raised by management, the internal auditing department or the independent auditors, relating to the Corporation’s financial statements;

•	any difficulties the independent auditors encountered in the course of the audit, including any restrictions on their activities or access to requested information and any significant disagreements with management and management’s response;

•	“management” or “internal controls” letters issued, or proposed to be issued, by the independent auditors to the Corporation;

•	the form of opinion the independent auditors propose to render to the Board and shareholders;

•	as appropriate: (a) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation;

(iv) inquire of the Corporation’s chief executive officer and chief financial officer as to the existence of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to accurately record, process, summarize and report financial information and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal control over financial reporting;

(v) review and discuss with management and the independent auditor any major issues as to the adequacy of the Corporation’s internal controls, any special steps adopted in light of material control deficiencies, and the adequacy of disclosures about changes in internal control over financial reporting;

(vi) discuss significant changes to the Corporation’s auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the independent auditors, the internal auditing department or management;

(vii) discuss guidelines and policies governing the process by which senior management of the Corporation and the relevant departments of the Corporation assess and manage the Corporation’s exposure to risk, and to discuss the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

(viii) obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Act of 1934;

(ix) discuss with the Corporation’s general counsel any significant legal, compliance or regulatory matters that may have a material effect on the financial statements, or the Corporation’s compliance policies and internal controls, including material notices to or inquiries received from governmental agencies;

(x) discuss earnings press releases;

(xi) discuss the types of financial information and earnings guidance provided, and the types of presentations made, to analysts and rating agencies;

(xii) establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submission by Corporation employees of concerns regarding questionable accounting or auditing matters;

(xiii) discuss with the independent auditors material issues on which the national office of the independent auditor was consulted by the Corporation’s audit team; and

(xiv) establish clear hiring policies for employees or former employees of the independent auditors;

4. with respect to reporting and recommendations:

(i) to prepare, with the assistance of management, the independent auditors, and any other advisors who the Committee believes are appropriate, any report or other disclosures, including any recommendation of the Committee, on matters required by the rules of the SEC to be included in the Corporation’s annual proxy statement;

(ii) prepare and issue the evaluation referred to under “Performance Evaluation” below; and

(iii) to report its activities to the full Board on a regular basis and to make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate.

IV. COMMITTEE STRUCTURE AND OPERATIONS.
      The Board shall designate one member of the Committee as its Chairperson. The Committee shall meet periodically as set forth in the annual schedule of Board and Committee meetings and as necessary upon the request of the Chairperson of the Committee or upon the initiation of a majority of the members of the Committee. In addition, the Committee shall meet separately, periodically, with (1) management (including the Chief Financial Officer and the Principal Accounting Officer), (2) the head of the internal auditing department, and (3) the independent auditors to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately with the Committee. The Committee may request any other officer or employee of the Corporation or the Corporation’s outside counsel or independent auditors to attend all or a portion of a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may also exclude from all or a portion of its meetings any person it deems appropriate in order to carry out its responsibilities. At any meeting, the Committee may also meet in sessions at any time without any other persons present. A majority of the members of the Committee shall constitute a quorum to conduct business. Members of the Committee may participate in a meeting of the Committee by means of telecommunications conference call or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other; provided, however that use of cell phones or other mobile phones or devices is strongly discouraged. Except in extraordinary circumstances as determined by the Committee Chairperson, notice of any such meeting shall be delivered to all Committee members at least forty-eight hours in advance of the meeting date. Any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the members of the Committee. Such written consent shall have the same force and effect as a unanimous vote of the Committee.
V. DELEGATION TO SUBCOMMITTEE.
      The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. The Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Committee at its next scheduled meeting.
VI. RESOURCES AND AUTHORITY OF THE AUDIT COMMITTEE.
      The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants, consultants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management. With respect to the Corporation’s independent auditors, the authority to select, retain, approve the fees, and other retention terms shall be vested solely in the Committee.
      The Committee shall also request and receive appropriate funding, as determined by the Committee in its capacity as a committee of the Board, from the Corporation for payment of (a) compensation of independent auditors and any other public accounting firm engaged for the purposes of preparing or issuing an audit report or performing other audit, review or attestation services for the Corporation, (b) compensation of any outside legal, accounting, or other experts or advisors employed by the

Committee, and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
VII. PERFORMANCE EVALUATION.
      The Committee shall prepare and review with the Board an annual performance evaluation of the Committee, which evaluation shall include a comparison of the performance of the Committee with the requirements of this charter. The performance evaluation shall also recommend to the Board any improvements to the Committee’s charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral or written report or presentation by the Chairperson of the Committee or any other member of the Committee designated by the Committee to make the report.
      Approved by the Board in October 1993, amended December 6, 1996, amended April 27, 2000, amended April 25, 2003, amended June 25, 2004, and amended December 2, 2005.

STANDARD SCRIPT FOR REGISTERED SHAREHOLDER TELEPHONE
VOTING for MELLON
(Single # w/ company identifier embedded in control #)

Shareholder Hears This Script
Speech 1	Welcome to the Telephone voting site. Please enter your 11digit control number located in the lower right hand corner of the card.
Speech 2	To vote as the name of the company Board recommends on all proposals Press 1 now. To vote on each proposal separately — Press 0 now.
Speech 2A	You have voted as the Board recommended. If this is correct, press 1. If incorrect, Press 0.
Speech 2B	If the voter chooses the 2nd option of Speech #2 of this script — Speech 3 will follow.
Speech 3	Proposal 1: To vote FOR all nominees, Press 1 To WITHHOLD for all nominees, Press 9 To WITHHOLD for an individual nominee, press 0
Speech 4	Enter the two-digit number that appears next to the nominee you DO NOT wish to vote for.
Speech 4A	Press 1 to withhold for another nominee or Press 0 if you have completed voting on Directors.
Speech 5	Proposal 2: To vote FOR, Press 1; AGAINST, Press 9, ABSTAIN, Press 0
Speech 6	Your votes have been cast as follows: Proposal 1: For ALL or Withhold All OR For ALL Except... Proposal 2: For, Against, Abstain If this is correct, Press 1; if incorrect, Press 0
Closing A	Thank you for voting.
Closing B	Your votes have been canceled. If you would like to re-vote your proxy or if you would like to vote another proxy press 1 now, or press 0 to end this call.
Closing C	I’m sorry you’re having difficulty. Please try again, or mark, sign and date the proxy card and return in the envelope provided.
Attend Meeting	If you plan to attend the Annual Meeting, Press 1 — if not, Press 0.
Vote Another Card	If you have received more than one proxy card you must vote each card separately. If you would like to vote another proxy press 1 now — to end this call press 0 now.

PROXY/VOTING INSTRUCTION CARD

HARRIS CORPORATION
Annual Meeting of Shareholders — October 27, 2006
This proxy/voting instruction card is solicited on behalf of the Board of Directors of Harris Corporation and the Harris Corporation Retirement Plan Trustee.
You are receiving this proxy/voting instruction card because you are a registered shareholder and/or a participant in the Harris Corporation Retirement Plan. If you are a registered shareholder, by signing this proxy/voting instruction card you are hereby appointing HOWARD L. LANCE, GARY L. McARTHUR and SCOTT T. MIKUEN, jointly or individually, proxies with full power of substitution, to vote all shares you are entitled to vote at the Harris Corporation Annual Meeting of Shareholders on October 27, 2006 or any adjournments or postponements thereof. Unless otherwise directed, this proxy will be voted FOR Proposal 1, the election of four directors; and FOR Proposal 2, ratification of the appointment of independent registered public accountants. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
If you are a participant in the Harris Corporation Retirement Plan, in connection with the Annual Meeting of Shareholders of Harris Corporation to be held on October 27, 2006, you may provide instructions to the Plan Trustee on how to vote the shares allocable to your Harris Corporation Stock Fund Account. If no direction is made, the Plan Trustee will vote in the same proportion as the shares for which other participants have timely provided voting instructions.
This proxy/voting instruction card revokes all prior proxies/instructions given by you. If you are voting by mail with this proxy/voting instruction card, please mark your choices and sign on the reverse side exactly as your name or names appear there. If stock is held in the name of joint holders, each should sign. If you are signing as trustee, executor, etc., please so indicate.

(This Proxy/Voting Instruction Card Is Continued And To Be Signed On The Reverse Side)

▲ FOLD AND DETACH HERE ▲
YOUR VOTE IS IMPORTANT!
You can give voting instructions in one of three ways:
1.	Mark, sign and date your proxy/voting instruction card and return it promptly in the enclosed envelope.
or
2.	Call toll free 1-866-540-5760 on a Touch Tone telephone and follow the instructions on the reverse side of this card. There is NO CHARGE to you for this call.
or
3.	Vote over the Internet: http://www.proxyvoting.com/hrs by following the instructions on the reverse side of this card.
PLEASE VOTE

The Board of Directors recommends a vote “FOR’’ all proposals

Please mark your vote as indicated in this example	☒

	FOR	WITHHOLD	FOR ALL
	ALL	ALL	EXCEPT		FOR	AGAINST	ABSTAIN
The Board recommends a vote ''FOR’’ Proposal 1 — Election of the following nominees as Director for a three-year term expiring in 2009:	☐	☐	☐	The Board recommends a vote ''FOR’’ Proposal 2 — Ratification of the appointment of Ernst & Young LLP as independent registered public accountants	☐	☐	☐
     01 Terry D. Growcock
     02 Leslie F. Kenne
     03 David B. Rickard
     04 Gregory T. Swienton

For all except Nominee(s) written above

**PLEASE RETURN YOUR PROXY/VOTING INSTRUCTION CARD OR IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW**
This proxy/voting instruction card when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy/voting instruction card will be voted ''FOR’’ the election of the Board of Directors’ nominees; and ''FOR’’ Proposal 2, or, if you are a participant in the Harris Corporation Retirement Plan, as may otherwise be provided in the plan.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Signature(s)	Date	, 2006

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, officer, trustee, or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

VOTE BY TELEPHONE

Call Toll Free on a Touch-Tone Telephone ANYTIME
1-866-540-5760
There is no charge to you for this call.
QUICK   EASY   IMMEDIATE
Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy/voting instruction card or, if you are a participant in the Harris Corporation Retirement Plan, provides an instruction to the Plan Trustee to vote the Harris shares held in your account in the same manner as if you marked, signed and returned your proxy/voting instruction card.

You will need to have your proxy card in hand when voting. You cannot vote by telephone or Internet after 11:59 p.m. (EST) on October 26, 2006.

OPTION #1: To vote as the Board of Directors recommends on ALL proposals: Press 1.

OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:

Proposal 1:	To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9. To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

Proposal 2:	To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

VOTE OVER THE INTERNET

http://www.proxyvoting.com/hrs
Your Internet voting instruction authorizes the named proxies or provides the Plan Trustee with an instruction to vote your shares in the same manner as if you marked, signed and returned your proxy/voting instruction card. Have your proxy card in hand when you access the website.

PLEASE DO NOT RETURN THE ABOVE
PROXY/VOTING INSTRUCTION CARD
IF YOU VOTED BY PHONE OR OVER THE INTERNET.